 Filed Pursuant to Rule 424(b)(2)
 File No. 333-277003
PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 12, 2024)
$2,250,000,000
PepsiCo, Inc.
$850,000,000 4.500% Senior Notes due 2029
$650,000,000 4.800% Senior Notes due 2034
$750,000,000 5.250% Senior Notes due 2054

We are offering $850,000,000 of our 4.500% senior notes due 2029 (the “2029 notes”), $650,000,000 of our 4.800% senior notes due 2034 (the “2034 notes”) and $750,000,000 of our 5.250% senior notes due 2054 (the “2054 notes,” and together with the 2029 notes and the 2034 notes, the “notes”). The 2029 notes will bear interest at a fixed rate of 4.500% per annum and will mature on July 17, 2029. We will pay interest on the 2029 notes on January 17 and July 17 of each year until maturity, commencing January 17, 2025. The 2034 notes will bear interest at a fixed rate of 4.800% per annum and will mature on July 17, 2034. We will pay interest on the 2034 notes on January 17 and July 17 of each year until maturity, commencing January 17, 2025. The 2054 notes will bear interest at a fixed rate of 5.250% per annum and will mature on July 17, 2054. We will pay interest on the 2054 notes on January 17 and July 17 of each year until maturity, commencing January 17, 2025. We may redeem some or all of any series of notes at any time and from time to time at the applicable redemption price for that series described herein. See “Description of Notes — Optional Redemption” in this prospectus supplement.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 3 of the accompanying prospectus, and “Risk Factors” and “Our Business Risks” included in our annual report on Form 10-K for the fiscal year ended December 30, 2023, in our quarterly report on Form 10-Q for the 12 weeks ended March 23, 2024 and in our quarterly report on Form 10-Q for the 12 and 24 weeks ended June 15, 2024.

	Public Offering Price(1)	Underwriting Discount(2)	Proceeds, Before Expenses, to PepsiCo, Inc.(1)
Per 2029 note	99.845%	0.350%	99.495%
2029 notes total	$848,682,500	$2,975,000	$845,707,500
Per 2034 note	99.741%	0.450%	99.291%
2034 notes total	$648,316,500	$2,925,000	$645,391,500
Per 2054 note	99.745%	0.875%	98.870%
2054 notes total	$748,087,500	$6,562,500	$741,525,000
Total	$2,245,086,500	$12,462,500	$2,232,624,000

(1)
Plus accrued interest from July 17, 2024, if settlement occurs after that date.

(2)
The underwriters have agreed to reimburse us for certain expenses. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The notes will not be listed on any securities exchange. Currently there is no public market for the notes.
The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about July 17, 2024.

Joint Book-Running Managers
BofA Securities	Citigroup	J.P. Morgan
Senior Co-Managers
BNP PARIBAS			HSBC
BBVA	Barclays	ING	SOCIETE GENERALE	TD Securities
Co-Managers
Academy Securities	ANZ Securities	Cabrera Capital Markets LLC	CastleOak Securities, L.P.
Loop Capital Markets	PNC Capital Markets LLC	Siebert Williams Shank
The date of this prospectus supplement is July 15, 2024.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the U.S. Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer and sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
As used in this prospectus supplement, unless otherwise specified or where it is clear from the context that the term only means the issuer, the terms “PepsiCo,” the “Company,” “we,” “us,” and “our” refer to PepsiCo, Inc. and its consolidated subsidiaries. Our principal executive offices are located at 700 Anderson Hill Road, Purchase, New York 10577, and our telephone number is (914) 253-2000. We maintain a website at www.pepsico.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

S-i

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS
Certain sections of this prospectus supplement, including the documents incorporated by reference herein, contain statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Statements that constitute forward-looking statements within the meaning of the Reform Act are generally identified through the inclusion of words such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such words and other similar expressions. All statements addressing our future operating performance, and statements addressing events and developments that we expect or anticipate will occur in the future, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statement. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” included herein and “Risk Factors” and “Our Business Risks” included in our annual report on Form 10-K for the fiscal year ended December 30, 2023, in our quarterly report on Form 10-Q for the 12 weeks ended March 23, 2024 and in our quarterly report on Form 10-Q for the 12 and 24 weeks ended June 15, 2024, and in any subsequent annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K incorporated by reference herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. The discussion of risks included or incorporated by reference in this prospectus supplement is by no means all-inclusive but is designed to highlight what we believe are important factors to consider when evaluating our future performance.
NOTICE TO INVESTORS
We have not authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus filed by us with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
We are offering to sell, and seeking offers to buy, the notes described in this prospectus supplement and the accompanying prospectus only where offers and sales are permitted. Since information that we file with the SEC in the future will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus, you should not assume that the information contained herein or therein is accurate as of any date other than the date on the front of the applicable document.
We expect that delivery of the notes will be made, against payment for the notes, on or about July 17, 2024, which will be the second business day following the pricing of the notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), purchases or sales of securities in the secondary market generally are required to settle within one business day (T+1), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of notes who wish to trade the notes on the date of this prospectus supplement will be required, because the notes initially will settle within two business days (T+2), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade on the date of this prospectus supplement should consult their own legal and financial advisors.

PEPSICO, INC.
PepsiCo, Inc. was incorporated in Delaware in 1919 and reincorporated in North Carolina in 1986. We are a leading global beverage and convenient food company with a complementary portfolio of brands, including Lay’s, Doritos, Cheetos, Gatorade, Pepsi-Cola, Mountain Dew, Quaker and SodaStream. Through our operations, authorized bottlers, contract manufacturers and other third parties, we make, market, distribute and sell a wide variety of beverages and convenient foods, serving customers and consumers in more than 200 countries and territories.
Our Operations
We are organized into seven reportable segments (also referred to as divisions), as follows:
1)
Frito-Lay North America (FLNA), which includes our branded convenient food businesses in the United States and Canada;

2)
Quaker Foods North America (QFNA), which includes our branded convenient food businesses, such as cereal, rice, pasta and other branded food, in the United States and Canada;

3)
PepsiCo Beverages North America (PBNA), which includes our beverage businesses in the United States and Canada;

4)
Latin America (LatAm), which includes all of our beverage and convenient food businesses in Latin America;

5)
Europe, which includes all of our beverage and convenient food businesses in Europe;

6)
Africa, Middle East and South Asia (AMESA), which includes all of our beverage and convenient food businesses in Africa, the Middle East and South Asia; and

7)
Asia Pacific, Australia and New Zealand and China Region (APAC), which includes all of our beverage and convenient food businesses in Asia Pacific, Australia and New Zealand, and China region.

Frito-Lay North America
Either independently or in conjunction with third parties, FLNA makes, markets, distributes and sells branded convenient foods. These foods include branded dips, Cheetos cheese-flavored snacks, Doritos tortilla chips, Fritos corn chips, Lay’s potato chips, Ruffles potato chips and Tostitos tortilla chips. FLNA’s branded products are sold to independent distributors and retailers. In addition, FLNA’s joint venture with Strauss Group makes, markets, distributes and sells Sabra refrigerated dips and spreads.
Quaker Foods North America
Either independently or in conjunction with third parties, QFNA makes, markets, distributes and sells branded convenient foods, which include cereals, rice, pasta and other branded products. QFNA’s products include Cap’n Crunch cereal, Life cereal, Pearl Milling Company syrups and mixes, Quaker Chewy granola bars, Quaker grits, Quaker oatmeal, Quaker rice cakes, Quaker Simply Granola and Rice-A-Roni side dishes. QFNA’s branded products are sold to independent distributors and retailers.
PepsiCo Beverages North America
Either independently or in conjunction with third parties, PBNA makes, markets and sells beverage concentrates, fountain syrups and finished goods under various beverage brands including Aquafina, Bubly, Diet Mountain Dew, Diet Pepsi, Gatorade, Gatorade Zero, Mountain Dew, Pepsi and Propel. PBNA operates its own bottling plants and distribution facilities and sells branded finished goods directly to independent distributors and retailers. PBNA also sells concentrate and finished goods for our brands to authorized and independent bottlers, who in turn sell our branded finished goods to independent distributors and retailers in certain markets. PBNA also, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink tea and coffee products through joint ventures with

Unilever (under the Lipton brand name) and Starbucks, respectively. Further, PBNA manufactures and distributes certain brands licensed from Keurig Dr Pepper Inc., including Crush, Dr Pepper and Schweppes, and certain juice brands licensed from Dole Food Company, Inc. and Ocean Spray Cranberries, Inc. In 2022, PBNA began to distribute Hard MTN Dew, an alcoholic beverage manufactured and owned by the Boston Beer Company. In the first quarter of 2022, we sold our Tropicana, Naked and other select juice brands to PAI Partners, while retaining a 39% noncontrolling interest in a newly formed joint venture, Tropicana Brands Group (TBG), operating across North America and Europe. In the United States, PepsiCo acts as the exclusive distributor for TBG’s portfolio of brands for small-format and foodservice customers with chilled direct-store-delivery.
Latin America
Either independently or in conjunction with third parties, LatAm makes, markets, distributes and sells a number of convenient food brands, including Cheetos, Doritos, Emperador, Lay’s, Marias Gamesa, Ruffles, Sabritas, Saladitas and Tostitos, as well as many Quaker-branded convenient foods. LatAm also, either independently or in conjunction with third parties, makes, markets, distributes and sells beverage concentrates, fountain syrups and finished goods under various beverage brands, including 7UP, Diet 7UP, Gatorade, H2oh!, Manzanita Sol, Mirinda, Pepsi, Pepsi Black, San Carlos and Toddy. These branded products are sold to authorized and independent bottlers, independent distributors and retailers. LatAm also, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink tea products through an international joint venture with Unilever (under the Lipton brand name).
Europe
Either independently or in conjunction with third parties, Europe makes, markets, distributes and sells a number of convenient food brands, including Cheetos, Doritos, Lay’s, Ruffles and Walkers, as well as many Quaker-branded convenient foods, through consolidated businesses, as well as through noncontrolled affiliates. Europe also, either independently or in conjunction with third parties, makes, markets, distributes and sells beverage concentrates, fountain syrups and finished goods under various beverage brands, including 7UP, Diet Pepsi, Lubimy Sad, Mirinda, Pepsi and Pepsi Max. These branded products are sold to authorized and independent bottlers, independent distributors and retailers. In certain markets, however, Europe operates its own bottling plants and distribution facilities. Europe also, as part of its beverage business, manufactures and distributes SodaStream sparkling water makers and related products. Further, Europe makes, markets, distributes and sells a number of dairy products, including Agusha, Chudo and Domik v Derevne. Europe also, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink tea products through an international joint venture with Unilever (under the Lipton brand name). In the first quarter of 2022, we sold our Tropicana, Naked and other select juice brands to PAI Partners, while retaining a 39% noncontrolling interest in TBG, operating across North America and Europe.
Africa, Middle East and South Asia
Either independently or in conjunction with third parties, AMESA makes, markets, distributes and sells a number of convenient food brands, including Cheetos, Chipsy, Doritos, Kurkure, Lay’s, Sasko, Spekko and White Star, as well as many Quaker-branded convenient foods, through consolidated businesses, as well as through noncontrolled affiliates. AMESA also makes, markets, distributes and sells beverage concentrates, fountain syrups and finished goods under various beverage brands, including 7UP, Aquafina, Mirinda, Mountain Dew and Pepsi. These branded products are sold to authorized and independent bottlers, independent distributors and retailers. In certain markets, however, AMESA operates its own bottling plants and distribution facilities. AMESA also, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink tea products through an international joint venture with Unilever (under the Lipton brand name).
Asia Pacific, Australia and New Zealand and China Region
Either independently or in conjunction with third parties, APAC makes, markets, distributes and sells a number of convenient food brands, including BaiCaoWei, Cheetos, Doritos, Lay’s and Smith’s, as well as many Quaker-branded convenient foods, through consolidated businesses, as well as through noncontrolled affiliates. APAC also makes, markets, distributes and sells beverage concentrates, fountain syrups and finished goods under various beverage brands, including 7UP, Aquafina, Mirinda, Mountain Dew, Pepsi and Sting. These branded products are sold to authorized and independent bottlers, independent distributors and retailers. APAC also, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink tea products through an international joint venture with Unilever (under the Lipton brand name).

RISK FACTORS
Investing in the notes involves risks. Prior to deciding to purchase any notes, prospective investors should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus filed by us with the SEC and the documents incorporated by reference herein. In particular, you should carefully consider the factors discussed under “Risk Factors” in the accompanying prospectus and under “Risk Factors” and “Our Business Risks” included in our annual report on Form 10-K for the fiscal year ended December 30, 2023, in our quarterly report on Form 10-Q for the 12 weeks ended March 23, 2024 and in our quarterly report on Form 10-Q for the 12 and 24 weeks ended June 15, 2024.

USE OF PROCEEDS
The net proceeds to us from this offering are estimated to be approximately $2,232 million, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of commercial paper.

DESCRIPTION OF NOTES
General
Each series of notes constitutes a single series of debt securities to be issued under an indenture (the “indenture”) dated February 12, 2024, between us and U.S. Bank Trust Company, National Association, as trustee (the “trustee”). The indenture and the notes are more fully described in the accompanying prospectus under “Description of Debt Securities.”
We may, without the consent of the existing holders of a series of notes, issue additional notes of such series having the same terms (except issue date, date from which interest accrues and, in some cases, the first interest payment date) so that in each case the existing notes and the new notes of such series form a single series under the indenture.
The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.
The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The notes are not subject to any sinking fund. The notes of each series will be subject to defeasance and discharge (but not with respect to certain covenants) and to defeasance of certain covenants as set forth in the indenture. See “Description of Debt Securities — Satisfaction, Discharge and Covenant Defeasance” in the accompanying prospectus.
The 2029 notes offered hereby will initially be limited to an aggregate principal amount of $850,000,000. The 2029 notes will bear interest at a fixed rate of 4.500% per annum and will mature on July 17, 2029. The 2029 notes will bear interest from July 17, 2024, payable semi-annually in arrears on each January 17 and July 17, commencing January 17, 2025, to the persons in whose names such notes are registered at the close of business on each January 3 and July 3, as the case may be (whether or not a business day), immediately preceding such January 17 and July 17, respectively.
The 2034 notes offered hereby will initially be limited to an aggregate principal amount of $650,000,000. The 2034 notes will bear interest at a fixed rate of 4.800% per annum and will mature on July 17, 2034. The 2034 notes will bear interest from July 17, 2024, payable semi-annually in arrears on each January 17 and July 17, commencing January 17, 2025, to the persons in whose names such notes are registered at the close of business on each January 3 and July 3, as the case may be (whether or not a business day), immediately preceding such January 17 and July 17, respectively.
The 2054 notes offered hereby will initially be limited to an aggregate principal amount of $750,000,000. The 2054 notes will bear interest at a fixed rate of 5.250% per annum and will mature on July 17, 2054. The 2054 notes will bear interest from July 17, 2024, payable semi-annually in arrears on each January 17 and July 17, commencing January 17, 2025, to the persons in whose names such notes are registered at the close of business on each January 3 and July 3, as the case may be (whether or not a business day), immediately preceding such January 17 and July 17, respectively.
Optional Redemption
Each series of notes will be redeemable as a whole or in part, at our option, at any time and from time to time prior to June 17, 2029 (one month prior to the maturity date of the 2029 notes) in the case of the 2029 notes, April 17, 2034 (three months prior to the maturity date of the 2034 notes) in the case of the 2034 notes, and January 17, 2054 (six months prior to the maturity date of the 2054 notes) in the case of the 2054 notes (as applicable, the “par call date”), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•
100% of the principal amount of such notes; and

•
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon (assuming for such purpose that the notes of such series matured on the applicable par call date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points in the case of the 2029 notes, 10 basis points in the case of the 2034 notes, and 15 basis points in the case of the 2054 notes, less (b) interest accrued to the date of redemption, plus in each case accrued and unpaid interest to the date of redemption.
In addition, each series of notes will be redeemable as a whole or in part, at our option, at any time and from time to time on or after the applicable par call date, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed, plus accrued and unpaid interest to the date of redemption.
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the par call date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the par call date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the par call date, as applicable. If there is no United States Treasury security maturing on the par call date but there are two or more United States Treasury securities with a maturity date equally distant from the par call date, one with a maturity date preceding the par call date and one with a maturity date following the par call date, we shall select the United States Treasury security with a maturity date preceding the par call date.
If there are two or more United States Treasury securities maturing on the par call date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be transmitted at least 10 days but not more than 60 days before the redemption date to each holder of any series of notes to be redeemed (or delivered electronically in accordance with the procedures of The Depository Trust Company (“DTC”)). Any redemption notice may, at our discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at our discretion, the redemption date may be delayed until such time (including more than 60 days after the notice of redemption was given) as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date as so delayed.
If fewer than all of a series of notes are to be redeemed, selection of the notes of such series for redemption will be made by lot by the trustee, subject to the last sentence of this paragraph. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note of a series is to be redeemed only in part, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note of the same series in a principal amount equal to the unredeemed portion of the principal of the note surrendered may be issued in the name of the holder of the note upon surrender of the original note. For as long as the notes of a series are held by DTC, the redemption of the notes of such series will be done in accordance with the policies and procedures of DTC.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes of a series or portions thereof called for redemption.
The trustee will not be responsible for calculating the redemption price of the notes or portions thereof called for redemption.
Book-Entry System
The notes of each series will be issued in fully registered form in the name of Cede & Co., as nominee of DTC. One or more fully registered certificates will be issued as global notes in the aggregate principal amount of the notes of each series. Such global notes will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.
So long as DTC, or its nominee, is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Except as set forth in the accompanying prospectus, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.
Owners of beneficial interests in a global note may elect to hold their interests in such global note either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).
As long as the notes of a series are represented by the global notes, we will pay principal of and interest on those notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.
We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:

DTC
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Clearstream
Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.
As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.
Euroclear
Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:
•
transfers of securities and cash within Euroclear;

•
withdrawal of securities and cash from Euroclear; and

•
receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.
Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.
Settlement
Investors in the notes of each series will be required to make their initial payment for the notes of such series in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.
Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. See “Forms of Securities” in the accompanying prospectus.
The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC, Clearstream and Euroclear), but we take no responsibility for the accuracy thereof.
Neither we, the trustee, nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the notes or payments to, or the providing of notice to, participants or beneficial owners.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following sets forth the material U.S. federal income tax consequences of ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated or proposed thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion applies only to notes that meet the following conditions:
•
they are purchased by those initial holders who purchase notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•
they are held as capital assets within the meaning of Section 1221 of the Code (generally, for investment).

This discussion does not describe all of the tax consequences that may be relevant to investors in light of their particular circumstances or that are subject to special rules, such as:
•
tax-exempt organizations;

•
regulated investment companies;

•
real estate investment trusts;

•
dealers or traders subject to a mark-to-market method of tax accounting with respect to the notes;

•
certain former citizens and long-term residents of the United States;

•
certain financial institutions;

•
insurance companies;

•
persons holding notes as part of a hedge, straddle or other integrated transaction for U.S. federal income tax purposes;

•
persons subject to the special tax accounting rules under Section 451 of the Code;

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•
partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•
persons subject to the alternative minimum tax.

This discussion does not address any aspect of state, local or non-U.S. taxation, any taxes other than income taxes or the potential application of the Medicare contribution tax.
If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.
Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Tax Consequences to U.S. Holders
As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•
an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of interest
Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.
Sale, exchange or other taxable disposition of the notes
Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest and taxed as described under “— Payments of interest” above.
Gain or loss realized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.
Backup withholding and information reporting
Information returns will be filed with the Internal Revenue Service (the “IRS”) in connection with payments on the notes and the payment of proceeds from a sale or other disposition of the notes, unless the U.S. Holder is an exempt recipient. A U.S. Holder will be subject to backup withholding, currently at a rate of 24 percent, on these payments if the U.S. Holder fails to provide its taxpayer identification number to the withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Tax Consequences to Non-U.S. Holders
As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:
•
a nonresident alien individual;

•
a foreign corporation; or

•
a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note. Such a holder is urged to consult his or her tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.
Payments on the notes
Subject to the discussions below concerning backup withholding and FATCA, payments of principal and interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest:
•
the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and
•
the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Interest on a note generally will not be exempt from withholding unless the Non-U.S. Holder properly certifies on an IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances, under penalties of perjury, that it is not a United States person. Special certification rules apply to notes that are held through foreign intermediaries.
If a Non-U.S. Holder cannot satisfy the requirements described above (and is not exempt from withholding because the interest is effectively connected with a U.S. trade or business, as described below), payments of interest on the notes to such Non-U.S. Holder will be subject to 30 percent U.S. federal withholding tax, unless the Non-U.S. Holder timely provides to the applicable withholding agent a properly executed IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances claiming an exemption from or reduction in withholding under an applicable income tax treaty.
Sale, exchange or other taxable disposition of the notes
A Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, as discussed below.
Income or gain effectively connected with a United States trade or business
If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if income or gain on the note is effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding on interest. Such a Non-U.S. Holder should consult its tax advisor with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30 percent (or a lower treaty rate).
Backup withholding and information reporting
Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the payment of proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to backup withholding at a rate of 24 percent on payments of interest on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above under “— Payments on the notes” will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Legislation
Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30 percent on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of interest on the notes. Under proposed regulations, this withholding tax will not apply to payments of gross proceeds from the sale or other disposition of the notes. The preamble to these proposed regulations states that taxpayers may rely on them pending their finalization. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Non-U.S. Holders, and U.S. Holders holding notes through a non-U.S. intermediary, should consult their tax advisors regarding the potential application of FATCA to the notes.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement among the underwriters and PepsiCo, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of notes set forth opposite its name.
	Principal Amount of
Underwriter	2029 Notes	2034 Notes	2054 Notes
BofA Securities, Inc.	$212,500,000	$162,500,000	$187,500,000
Citigroup Global Markets Inc.	212,500,000	162,500,000	187,500,000
J.P. Morgan Securities LLC	212,500,000	162,500,000	187,500,000
BNP Paribas Securities Corp.	34,000,000	26,000,000	30,000,000
HSBC Securities (USA) Inc.	34,000,000	26,000,000	30,000,000
BBVA Securities Inc.	17,000,000	13,000,000	15,000,000
Barclays Capital Inc.	17,000,000	13,000,000	15,000,000
ING Financial Markets LLC	17,000,000	13,000,000	15,000,000
SG Americas Securities, LLC	17,000,000	13,000,000	15,000,000
TD Securities (USA) LLC	17,000,000	13,000,000	15,000,000
Academy Securities, Inc.	8,500,000	6,500,000	7,500,000
ANZ Securities, Inc.	8,500,000	6,500,000	7,500,000
Cabrera Capital Markets LLC	8,500,000	6,500,000	7,500,000
CastleOak Securities, L.P.	8,500,000	6,500,000	7,500,000
Loop Capital Markets LLC	8,500,000	6,500,000	7,500,000
PNC Capital Markets LLC	8,500,000	6,500,000	7,500,000
Siebert Williams Shank & Co., LLC	8,500,000	6,500,000	7,500,000
Total	$850,000,000	$650,000,000	$750,000,000
The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of legal matters by counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The underwriters have advised us that they propose initially to offer the notes of each series to the public at the public offering price for such series set forth on the cover page of this prospectus supplement. The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to 0.200% of the principal amount in the case of the 2029 notes, 0.275% of the principal amount in the case of the 2034 notes and 0.525% of the principal amount in the case of the 2054 notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession of up to 0.150% of the principal amount in the case of the 2029 notes, 0.175% of the principal amount in the case of the 2034 notes and 0.350% of the principal amount in the case of the 2054 notes on sales to other dealers. After the initial public offering, the underwriters may change the public offering price of each series and other selling terms.
The expenses of the offering, not including the underwriting discount, are estimated to be $2,100,000 and are payable by us. The underwriters have agreed to reimburse us for $1,687,500 of our expenses of this offering.
New Issue of Notes
Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of any of the notes on any national securities exchange or for quotation of the any of notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in each series of notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for any series of notes or that an active public market for any series of notes will develop. If an active public trading market for any series of notes does not develop, the market price and liquidity of such series may be adversely affected.
Price Stabilization and Short Positions
In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes of each series. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes of a series. If the underwriters create a short position in the notes of a series in connection with the offering, i.e., if they sell more notes of such series than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes of such series in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of any of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
T+2 Settlement Cycle
We expect that delivery of the notes will be made, against payment for the notes, on or about July 17, 2024, which will be the second business day following the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, purchases or sales of securities in the secondary market generally are required to settle within one business day (T+1), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of notes who wish to trade the notes on the date of this prospectus supplement will be required, because the notes initially will settle within two business days (T+2), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade on the date of this prospectus supplement should consult their own legal and financial advisors.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, financial advisory, investment banking and other commercial dealings in the ordinary course of business with us, or our affiliates, including acting as lenders under various loan facilities. They have received, and may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our or our affiliates’ securities and/or instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of the following:
(i)   a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)   a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
(iii)   one who is not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”).
Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.
United Kingdom
In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (respectively, the “UK Prospectus Regulation” and the “EUWA”) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Each underwriter has represented and agreed that:
(a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in the UK Prospectus Regulation.
Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “UK distributor”) should take into consideration the manufacturers’ target market assessment; however, a UK distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the United Kingdom will be made pursuant to an exemption under the FSMA and the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the FSMA and the UK Prospectus Regulation.
Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Canadian purchasers are hereby notified that each of the underwriters is relying on the exemption set out in section 3A.3 of National Instrument 33-105 Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus supplement.

Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.
Japan
The notes have not been and will not be registered in Japan pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended) (the “FIEA”). Accordingly, the notes will not be offered or sold, and the underwriters will not offer or sell the notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, 2001 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018.
At no time shall the notes be offered or sold, or caused to be made the subject of an invitation for subscription or purchase, nor shall this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes be circulated or distributed to any person in Singapore in any subsequent offer other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018.
Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.
Singapore Securities and Futures Act Product Classification:
Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulation 2018 (the “CMP Regulations 2018”),

we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Republic of Korea
The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in the Republic of Korea (“Korea”) or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea.
Furthermore, the notes may not be resold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the notes.
Taiwan
The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.
United Arab Emirates
The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority, the Dubai Financial Services Authority or any other relevant licensing authorities in the United Arab Emirates.

LEGAL OPINIONS
The validity of the securities in respect of which this prospectus supplement is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York, as to New York law and by Womble Bond Dickinson (US) LLP, Research Triangle Park, North Carolina, as to North Carolina law, and for the underwriters by Jones Day, New York, New York, as to New York law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The consolidated financial statements of PepsiCo, Inc. and subsidiaries as of December 30, 2023 and December 31, 2022 and for each of the fiscal years in the three-year period ended December 30, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2023, are incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
With respect to the unaudited interim financial information for the 12 weeks ended March 23, 2024 and March 25, 2023 and the 12 and 24 weeks ended June 15, 2024 and June 17, 2023, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) for a review of such information. However, their separate reports included in PepsiCo, Inc.’s quarterly reports on Form 10-Q for the quarters ended March 23, 2024 and June 15, 2024, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information that we file electronically with the SEC at http://www.sec.gov, from which interested persons can electronically access the registration statement, of which this prospectus supplement is a part, including the exhibits and schedules thereto.
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to documents that we file with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update, modify and, where applicable, supersede the information contained in this prospectus supplement or incorporated by reference into this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we sell all of the securities offered by this prospectus supplement and the accompanying prospectus:
(a)   Annual report of PepsiCo, Inc. on Form 10-K for the fiscal year ended December 30, 2023;
(b)   Quarterly reports of PepsiCo, Inc. on Form 10-Q for the 12 weeks ended March 23, 2024 and the 12 and 24 weeks ended June 15, 2024;
(c)   Current reports of PepsiCo, Inc. on Form 8-K filed with the SEC on January 18, 2024, February 16, 2024, May 3, 2024 and May 24, 2024; and
(d)   Definitive proxy statement of PepsiCo, Inc. on Schedule 14A filed with the SEC on March 22, 2024.
You may request a copy of these filings at no cost, by writing or telephoning the office of Manager, Shareholder Relations, PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577, (914) 253-3055, investor@pepsico.com.

PROSPECTUS
PEPSICO, INC.
COMMON STOCK
DEBT SECURITIES
WARRANTS
UNITS
GUARANTEES
PEPSICO SINGAPORE FINANCING I PTE. LTD.
DEBT SECURITIES
PepsiCo, Inc. (“PepsiCo”) may from time to time offer common stock, debt securities, warrants, units or guarantees. PepsiCo Singapore Financing I Pte. Ltd. (“PepsiCo Singapore”), a wholly owned subsidiary of PepsiCo, may from time to time offer debt securities that are fully and unconditionally guaranteed by PepsiCo. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.
Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus and any accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” and “Our Business Risks” included in PepsiCo’s annual report on Form 10-K for the fiscal year ended December 30, 2023. See “Risk Factors” on page 3 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 12, 2024.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any accompanying prospectus supplement or in any such free writing prospectus or in any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
As used in this prospectus, unless otherwise specified or where it is clear from the context that the term only means PepsiCo, the terms the “Company,” “we,” “us,” and “our” refer to PepsiCo, Inc. and its consolidated subsidiaries, including PepsiCo Singapore Financing I Pte. Ltd. In addition, all references in this prospectus (i) to PepsiCo are to PepsiCo, Inc., excluding its consolidated subsidiaries, (ii) to “PepsiCo Singapore” are to PepsiCo Singapore Financing I Pte. Ltd, (iii) to the “issuers” are to PepsiCo, Inc. and PepsiCo Singapore Financing I Pte. Ltd., collectively, and (iv) to “$” and “dollars” are to U.S. dollars.

i

THE ISSUERS
PepsiCo, Inc. was incorporated in Delaware in 1919 and reincorporated in North Carolina in 1986. We are a leading global beverage and convenient food company with a complementary portfolio of brands, including Lay’s, Doritos, Cheetos, Gatorade, Pepsi-Cola, Mountain Dew, Quaker and SodaStream. Through our operations, authorized bottlers, contract manufacturers and other third parties, we make, market, distribute and sell a wide variety of beverages and convenient foods, serving customers and consumers in more than 200 countries and territories.
Our principal executive offices are located at 700 Anderson Hill Road, Purchase, New York 10577, and our telephone number is (914) 253-2000. We maintain a website at www.pepsico.com where general information about us is available. We are not incorporating the contents of the website into this prospectus or any accompanying prospectus supplement.
PepsiCo Singapore Financing I Pte. Ltd. is a wholly owned subsidiary of PepsiCo. PepsiCo Singapore is not an active trading company, is a “finance subsidiary” (as such term is used in Regulation S-X Rule 13-01) and has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of any debt securities that PepsiCo Singapore may issue in the future and that will be fully and unconditionally guaranteed by PepsiCo. No historical information relating to PepsiCo Singapore is presented or incorporated by reference into this prospectus. Our historical consolidated financial information as of December 30, 2023 and December 31, 2022, and for each of the fiscal years in the three-year period ended December 30, 2023, is incorporated in this prospectus by reference to PepsiCo’s annual report on Form 10-K for the fiscal year ended December 30, 2023. See “Where You Can Find More Information.”
PepsiCo Singapore is a private company limited by shares incorporated under the laws of the Republic of Singapore on September 8, 2023 and was assigned company registration number 202336290R. The registered office of PepsiCo Singapore is located at 4 Battery Road #25-01, Bank of China Building, Singapore 049908.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that the issuers filed with the SEC utilizing a “shelf” registration process. Under this shelf process, PepsiCo may sell any combination of the securities described in this prospectus in one or more offerings and PepsiCo Singapore may sell debt securities guaranteed by PepsiCo in one or more offerings. This prospectus provides you with a general description of the securities the issuers may offer. Each time either issuer sells securities, such issuer will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION
PepsiCo files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information that PepsiCo files electronically with the SEC at www.sec.gov, from which interested persons can electronically access the registration statement, of which this prospectus is a part, including the exhibits and schedules thereto.
The SEC allows the issuers to “incorporate by reference” information into this prospectus, which means that the issuers can disclose important information to you by referring you to documents that PepsiCo files with the SEC. The information incorporated by reference is an important part of this prospectus, and information that PepsiCo files later with the SEC will automatically update, modify and, where applicable, supersede the information contained in this prospectus or incorporated by reference into this prospectus. The issuers incorporate by reference the documents listed below and any future filings PepsiCo makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until the issuers sell all of the securities covered by the registration statement, of which this prospectus forms a part:
(a)
Annual report of PepsiCo, Inc. on Form 10-K for the fiscal year ended December 30, 2023;

(b)
Current report of PepsiCo, Inc. on Form 8-K filed with the SEC on January 18, 2024;

(c)
Definitive proxy statement of PepsiCo, Inc. on Schedule 14A filed with the SEC on March 21, 2023; and

(d)
Registration statement of PepsiCo, Inc. on Form 8-A filed with the SEC on December 19, 2017.

You may request a copy of these filings at no cost, by writing or telephoning the office of Manager, Shareholder Relations, PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577, (914) 253-3055, investor@pepsico.com.
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement, including the documents incorporated by reference herein and therein, contain statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Statements that constitute forward-looking statements within the meaning of the Reform Act are generally identified through the inclusion of words such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such words and other similar expressions. All statements addressing our future operating performance, and statements addressing events and developments that we expect or anticipate will occur in the future, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statement. These risks and uncertainties include, but are not limited to, those described under the caption “Risk Factors” in this prospectus and in “Risk Factors” and “Our Business Risks” in PepsiCo’s annual report on Form 10-K for the fiscal year ended December 30, 2023, and in any subsequent annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K incorporated by reference herein or in any accompanying prospectus supplement. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. The discussion of risks included or incorporated by reference in this prospectus or any accompanying prospectus supplement is by no means all-inclusive but is designed to highlight what we believe are important factors to consider when evaluating our future performance.

RISK FACTORS
Investing in these securities involves risks. Prior to deciding to purchase any securities, prospective investors should consider carefully all of the information set forth in this prospectus and the applicable prospectus supplement, any free writing prospectus filed by either issuer with the SEC and the documents incorporated by reference herein. In particular, you should carefully consider the factors set forth below and under “Risk Factors” and “Our Business Risks” in PepsiCo’s annual report on Form 10-K for the fiscal year ended December 30, 2023.
Risks Relating to PepsiCo Singapore
The risk factors below apply to any debt securities that PepsiCo Singapore may issue.
PepsiCo Singapore is a finance subsidiary and its ability to meet its obligations under the debt securities is dependent upon intercompany transfers from us.
PepsiCo Singapore is a wholly owned subsidiary of PepsiCo. PepsiCo Singapore is not an active trading company, is a “finance subsidiary” (as such term is used in Regulation S-X Rule 13-01) and has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of any debt securities that PepsiCo Singapore may issue from time to time and that will be fully and unconditionally guaranteed by PepsiCo. As a finance subsidiary, PepsiCo Singapore is dependent upon intercompany transfers of funds from us to meet its obligations under the debt securities. Our ability to make such transfers may be restricted by, among other things, applicable laws as well as agreements to which we may be a party. Therefore, PepsiCo Singapore’s ability to make payments in respect of the debt securities may be limited.
In addition, PepsiCo Singapore will have no assets available for distributions to holders of the debt securities if they make claims in respect of such debt securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders in respect of such claims in any such proceeding will be limited to those available under PepsiCo’s guarantee, and any obligations under that guarantee will rank equally in right of payment with all other unsecured and unsubordinated obligations of PepsiCo, except obligations that are subject to any priorities or preferences by law, and except to the extent that the debt securities and PepsiCo’s guarantee are expressly subordinated to other obligations of PepsiCo Singapore and PepsiCo, respectively. Holders of PepsiCo Singapore’s debt securities will have recourse only to a single claim against PepsiCo and its assets under PepsiCo’s guarantee, and holders of the debt securities should accordingly assume that in any bankruptcy, resolution or similar proceeding, they would not have priority over, and should be treated equally with, the claims of all other unsecured and unsubordinated obligations of PepsiCo, including claims of holders of unsecured senior debt securities issued by PepsiCo, except to the extent that the debt securities and PepsiCo’s guarantee are expressly subordinated to other obligations of PepsiCo Singapore and PepsiCo, respectively.
PepsiCo Singapore is subject to the laws of the Republic of Singapore, which differ in certain material respects from the laws of the United States.
As a company incorporated in the Republic of Singapore, PepsiCo Singapore is required to comply with the laws of the Republic of Singapore, some of which are capable of extraterritorial application, as well as PepsiCo Singapore’s constitution. In particular, PepsiCo Singapore is required to comply with certain provisions of the Securities and Futures Act of 2001 of Singapore, which prohibit certain forms of market conduct and information disclosures, and impose criminal and civil penalties on corporations, directors and officers in respect of any breach of such provisions.
The laws of the Republic of Singapore and of the United States differ in certain significant respects. The rights of holders of the debt securities and the obligations of PepsiCo Singapore’s directors under Singapore law may be different in material respects from those applicable to U.S. corporations, including corporations incorporated in North Carolina, such as PepsiCo, and holders may have more difficulty and less clarity in protecting their interests in connection with actions taken by PepsiCo Singapore, its management and/or its controlling shareholder than would otherwise apply to U.S. corporations, including those incorporated in North Carolina, such as PepsiCo.

In addition, the application of Singapore law, in particular, the Companies Act 1967 of Singapore (the “Singapore Companies Act”) may, in certain circumstances, impose more restrictions on PepsiCo Singapore and its shareholders, directors and officers than would otherwise be applicable to U.S. corporations, including those incorporated in North Carolina, such as PepsiCo. For example, the Singapore Companies Act requires a director to act with a reasonable degree of diligence in the discharge of the duties of his office and, in certain circumstances, imposes criminal liability for specified contraventions of particular statutory requirements or prohibitions.
Enforcing your rights under the debt securities across multiple jurisdictions may prove difficult.
PepsiCo Singapore is a private company limited by shares incorporated under the laws of the Republic of Singapore. The debt securities and the PepsiCo Singapore indenture (as defined herein) will be governed by the laws of the State of New York. In the event of a bankruptcy, insolvency or similar event, proceedings could be initiated in Singapore and the United States. Such multi-jurisdictional proceedings are complex, may be costly for creditors and otherwise may result in greater uncertainty and delay regarding the enforcement of your rights. Your rights under the debt securities will be subject to the insolvency and administrative laws of several jurisdictions and there can be no assurance that you will be able to effectively enforce your rights in such complex multiple bankruptcy, insolvency or similar proceedings. In addition, the bankruptcy, insolvency, administrative and other laws of the Republic of Singapore and the United States may be materially different from, or be in conflict with, each other and those with which you may be familiar, including in the areas of rights of creditors, priority of governmental and other creditors, ability to obtain post-petition interest and duration of the proceeding. The application of these laws, or any conflict among them, could call into question whether any particular jurisdiction’s laws should apply and could adversely affect your ability to enforce your rights under the debt securities in the relevant jurisdictions or limit any amounts that you may receive.
Application of Singapore insolvency and related laws to PepsiCo Singapore or PepsiCo may result in a material and adverse effect on the holders of the debt securities.
There can be no assurance that PepsiCo Singapore will not become insolvent, unable to pay its debts or be the subject of judicial management, schemes of arrangement, winding-up or liquidation or other insolvency-related proceedings, processes or procedures. In the event of an insolvency or near insolvency of PepsiCo Singapore and/or PepsiCo, the application of certain provisions of Singapore insolvency and related laws may have a material adverse effect on the holders of the debt securities. Without being exhaustive, below are some matters that could have a material adverse effect on the holders of the debt securities.
Where PepsiCo Singapore or PepsiCo is insolvent or close to insolvent and PepsiCo Singapore or, as the case may be, PepsiCo undergoes certain insolvency procedures, there may be a moratorium against actions and proceedings which may apply in the case of judicial management, schemes of arrangement and/or winding-up in relation to PepsiCo Singapore or, as the case may be, PepsiCo. It may also be possible that if a company related to PepsiCo Singapore or, as the case may be, PepsiCo proposes a creditor scheme of arrangement and obtains an order for a moratorium, PepsiCo Singapore or, as the case may be, PepsiCo may also seek a moratorium even if PepsiCo Singapore or, as the case may be, PepsiCo is not in itself proposing a scheme of arrangement. These moratoriums can be lifted with court permission and, in the case of judicial management, with the consent of the judicial manager or with court permission. Accordingly, if for instance there is any need for the trustee to bring an action against PepsiCo Singapore or, as the case may be, PepsiCo, the need to obtain court permission or, in the case of judicial management, the judicial manager’s consent or court permission may result in delays in being able to bring or continue legal proceedings, or (if permission is not granted) an inability to bring or continue legal proceedings, that may be used to procure recovery.
Further, holders of the debt securities may be made subject to a binding scheme of arrangement where the majority in number representing 75% in value of creditors and the court approve such scheme. In respect of company-initiated creditor schemes of arrangement, there are cram-down provisions that may apply to a dissenting class of creditors. The court may, notwithstanding a single class of dissenting creditors, approve a scheme; provided that an overall majority in number representing 75% in value of the creditors meant to be bound by the scheme have agreed to it and provided that the scheme does not unfairly discriminate and is fair and equitable to each dissenting class and the court is of the view that it is appropriate to approve the scheme. In such scenarios, holders of the debt securities may be bound by a scheme of arrangement to which they may have dissented.
The Insolvency, Restructuring and Dissolution Act 2018 of Singapore includes a prohibition against terminating, amending or claiming an accelerated payment or forfeiture of the term under any agreement (including a security agreement) with a company after it commences certain insolvency or rescue proceedings (and before the conclusion of such proceedings), by reason only that such proceedings are commenced or that the company is insolvent. This prohibition is not expected to apply to any contract or agreement that is, or that is directly connected with, the debt securities. However, it may apply to related contracts that are not found to be directly connected with the debt securities.
Investors may experience difficulties in enforcing civil liabilities under securities laws of jurisdictions outside Singapore, including U.S. federal securities laws.
PepsiCo Singapore is a private company limited by shares incorporated under the laws of the Republic of Singapore and has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of the debt securities and any other debt securities that PepsiCo Singapore may issue in the future that are fully and unconditionally guaranteed by PepsiCo. In addition, some of PepsiCo Singapore’s directors and officers, and all or a substantial portion of the assets of PepsiCo Singapore, are, or may be, located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon PepsiCo Singapore or its directors and officers, or to enforce against PepsiCo Singapore or its directors and officers, in U.S. courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. In particular, investors should be aware that there is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the federal securities laws of the United States would be recognized or enforceable in Singapore courts, and there is doubt as to whether Singapore courts would enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States.
There can be no assurance that the debt securities will be “qualifying debt securities” under Singapore tax law.
The debt securities are intended to be “qualifying debt securities” (“QDS”) for the purposes of the Income Tax Act 1947 of Singapore, subject to the fulfillment of certain conditions to be more particularly described in the applicable prospectus supplement. However, there can be no assurance that such debt securities will continue to enjoy the tax concessions in connection therewith should the relevant tax laws be amended or revoked at any time or should PepsiCo Singapore be substituted by PepsiCo as the issuer in accordance with the provisions of the PepsiCo Singapore indenture.
Risks Relating to Floating Rate Debt Securities
The risk factors below apply to any floating rate debt securities that either issuer may issue.
The Secured Overnight Financing Rate (“SOFR”) is a relatively new reference rate and its composition and characteristics are not the same as the London Inter-Bank Offered Rate (“LIBOR”).
On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified SOFR as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities, and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also begun publishing historical indicative Secured Overnight Financing Rates from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.
The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including Compounded SOFR (as defined below)) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.
SOFR may be more volatile than other benchmark or market rates.
Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as USD LIBOR (i.e., U.S. dollar-denominated LIBOR). Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the floating rate debt securities may fluctuate more than floating rate debt securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the floating rate debt securities.
Any failure of SOFR to gain market acceptance could adversely affect the floating rate debt securities.
According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to USD LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which USD LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the floating rate debt securities and the price at which investors can sell the floating rate debt securities in the secondary market.
In addition, if SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to the floating rate debt securities, the trading price of the floating rate debt securities may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating-rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the floating rate debt securities may be lower than those of later-issued SOFR-based debt securities as a result. Investors in the floating rate debt securities may not be able to sell the floating rate debt securities at all or may not be able to sell the floating rate debt securities at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.
The interest rate on the floating rate debt securities is based on a Compounded SOFR rate and the SOFR Index, both of which are relatively new in the marketplace.
For each interest period (as defined herein), the interest rate on the floating rate debt securities is based on Compounded SOFR, which is calculated using the SOFR Index (as defined herein) published by the Federal Reserve Bank of New York according to the specific formula described under “Description of Debt Securities — Floating Rate Notes,” not the SOFR rate published on or in respect of a particular date during such interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the floating rate debt securities during any interest period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded

SOFR used to calculate the interest payable on the floating rate debt securities on the floating rate interest payment date (as defined herein) for such interest period.
Very limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the SOFR Index or the specific formula for the Compounded SOFR rate used in the floating rate debt securities may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the liquidity and market value of the floating rate debt securities.
Compounded SOFR with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period.
The level of Compounded SOFR applicable to a particular interest period and, therefore, the amount of interest payable with respect to such interest period will be determined on the Interest Payment Determination Date (as defined herein) for such interest period. Because each such date is near the end of such interest period, you will not know the amount of interest payable with respect to a particular interest period until shortly prior to the related floating rate interest payment date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such floating rate interest payment date. In addition, some investors may be unwilling or unable to trade the floating rate debt securities without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the floating rate debt securities.
The SOFR Index may be modified or discontinued and the floating rate debt securities may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the floating rate debt securities.
The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or the availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the floating rate debt securities. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the floating rate debt securities and the trading prices of the floating rate debt securities. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.
If the applicable issuer or its designee determines that a Benchmark Transition Event (as defined below) and its related Benchmark Replacement Date (as defined below) have occurred in respect of the SOFR Index, then the interest rate on the floating rate debt securities will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under the caption “Description of Debt Securities — Floating Rate Notes.”
If a particular Benchmark Replacement (as defined herein) or Benchmark Replacement Adjustment (as defined herein) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined herein) (such as the ARRC), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, the applicable issuer or its designee. In addition, the terms of the floating rate debt securities expressly authorize the applicable issuer or its designee to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, changes to the definition of “interest period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the floating rate debt securities by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the floating rate debt securities in connection with a Benchmark Transition Event, could adversely affect the value of the floating rate debt securities, the return on the floating rate debt securities and the price at which you can sell such floating rate debt securities.
In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the floating rate debt securities, the return on the floating rate debt securities and the price at which you can sell the floating rate debt securities), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the floating rate debt securities, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for floating rate debt securities linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.
The applicable issuer or its designee will make certain determinations with respect to the floating rate debt securities, which determinations may adversely affect the floating rate debt securities.
The applicable issuer or its designee will make certain determinations with respect to the floating rate debt securities as further described under the caption “Description of Debt Securities — Floating Rate Notes.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the applicable issuer or its designee will make certain determinations with respect to the floating rate debt securities in its or its designee’s sole discretion as further described under the caption “Description of Debt Securities — Floating Rate Notes.” Any determination, decision or election pursuant to the benchmark replacement provisions not made by the applicable issuer’s designee will be made by the applicable issuer. Any of these determinations may adversely affect the value of the floating rate debt securities, the return on the floating rate debt securities and the price at which you can sell such floating rate debt securities. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the floating rate debt securities, the return on the floating rate debt securities and the price at which you can sell such floating rate debt securities. For further information regarding these types of determinations, see “Description of Debt Securities — Floating Rate Notes.”
Risks Relating to Euro-Denominated Debt Securities
The risk factors below apply to any euro-denominated debt securities that either issuer may issue.
Holders of the euro-denominated debt securities will receive payments solely in euro except under the limited circumstances provided in this prospectus and in any applicable prospectus supplement.
All payments of interest on and the principal of the euro-denominated debt securities and any redemption price for the euro-denominated debt securities will be made in euro except under the limited circumstances provided in this prospectus and in any applicable prospectus supplement. See “Description of Debt Securities — Additional Provisions Applicable to Debt Securities Issued in Currencies Other Than U.S. Dollar — Currency Conversion.” The applicable issuer, the underwriters for the applicable offering, the trustee and the paying agent with respect to the euro-denominated debt securities will not be obligated to convert, or to assist any registered owner or beneficial owner of debt securities in converting, payments of interest, principal, any redemption price or any additional amount in euro made with respect to such debt securities into U.S. dollars or any other currency.

Holders of the euro-denominated debt securities may be subject to certain risks relating to the euro, including the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls.
The initial investors in the euro-denominated debt securities will be required to pay for the debt securities in euro. Neither the applicable issuer nor the underwriters for the applicable offering will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the euro-denominated debt securities.
An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the debt securities resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”) entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency.
In the case of the euro-denominated debt securities that may be offered by the applicable issuer, these risks may include the possibility of:
•
significant changes in rates of exchange between the euro and the investor’s home currency; and

•
the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

The applicable issuer has no control over a number of factors affecting the euro-denominated debt securities and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of governmental surpluses or deficits in various countries.
All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance.
The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on an euro-denominated debt security, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.
The European Union or one or more of its member states may, in the future, impose exchange controls or modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the euro-denominated debt securities.
Furthermore, the applicable indenture governing the euro-denominated debt securities is, and the euro-denominated debt securities will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the euro-denominated debt securities would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the euro-denominated debt securities, investors would bear currency exchange risk between the time a New York state court judgment is entered and the time the judgment is paid, and we cannot predict how long this would take. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the euro-denominated debt securities would apply the foregoing New York law. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the euro-denominated debt securities in many other U.S. federal or state courts ordinarily would be rendered in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.
This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the debt securities that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, legal and tax advisors as to the risks involved in an investment in the euro-denominated debt securities.
The euro-denominated debt securities will permit the applicable issuer to make payments in U.S. dollars if the issuer is unable to obtain euro, and market perceptions concerning the instability of the euro could adversely affect the value of the debt securities.
If, as described under the caption “Description of Debt Securities — Additional Provisions Applicable to Debt Securities Issued in Currencies Other Than U.S. Dollar — Currency Conversion,” the euro is unavailable to the applicable issuer due to the imposition of exchange controls or other circumstances beyond such issuer’s control (including if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community), then all payments in respect of the euro-denominated debt securities will be made in U.S. dollars until the euro is again available to the applicable issuer and so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro, as determined by the applicable issuer in its sole discretion. Any payment in respect of the euro-denominated debt securities so made in U.S. dollars will not constitute an event of default under such euro-denominated debt securities or the applicable indenture governing such euro-denominated debt securities. There can be no assurance that this exchange rate will be as favorable to holders of euro-denominated debt securities as the exchange rate otherwise determined by applicable law.
These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the euro-denominated debt securities.
The trading market for the euro-denominated debt securities may be limited.
The euro-denominated debt securities may be a new issue of securities for which no established trading market exists. If an active trading market does not develop for the euro-denominated debt securities, investors may not be able to resell them. Although the applicable issuer may expect to list the euro-denominated debt securities for trading on the Nasdaq Bond Exchange, Singapore Exchange or other exchange, no assurance can be given that the euro-denominated debt securities will become or remain listed, that a trading market for the euro-denominated debt securities will develop or of the price at which investors may be able to sell the debt securities, if at all. In addition, the applicable issuer will have no obligations to maintain and may terminate any listing of the euro-denominated debt securities on the Nasdaq Bond Exchange, Singapore Exchange or such other exchange without the consent of the holders of such euro-denominated debt securities.
The underwriters for any offering may advise the applicable issuer that they intend to make a market in the euro-denominated debt securities after completion of the offering. However, such underwriters would not be obligated to do so and may discontinue any market making at any time without notice, in their sole discretion. Therefore, no assurance can be given as to the liquidity of, or trading market for, the euro-denominated debt securities. The lack of a trading market could adversely affect investors’ ability to sell the euro-denominated debt securities and the price at which investors may be able to sell such euro-denominated debt securities. The liquidity of the trading market, if any, and future trading prices of the euro-denominated debt securities will depend on many factors, including, among other things, the number of holders of the debt securities, our operating results, financial performance and prospects, prevailing interest rates, prevailing foreign exchange rates, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.
Trading in the clearing systems is subject to minimum denomination requirements.
The euro-denominated debt securities will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive debt securities are required to be issued in relation to such euro-denominated debt securities in accordance with the provisions of the relevant global debt securities, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive debt securities unless and until such time as its holding satisfies the minimum denomination requirement.
Risks Relating to Sterling-Denominated Debt Securities
The risk factors below apply to any sterling-denominated debt securities that either issuer may issue.
Holders of the sterling-denominated debt securities will receive payments solely in sterling except under the limited circumstances provided in this prospectus and in any applicable prospectus supplement.
All payments of interest on and the principal of the sterling-denominated debt securities and any redemption price for the sterling-denominated debt securities will be made in sterling except under the limited circumstances provided in this prospectus and in any applicable prospectus supplement. See “Description of Debt Securities — Additional Provisions Applicable to Debt Securities Issued in Currencies Other Than U.S. Dollar — Currency Conversion.” The applicable issuer, the underwriters for the applicable offering, the trustee and the paying agent with respect to the sterling-denominated debt securities will not be obligated to convert, or to assist any registered owner or beneficial owner of sterling-denominated debt securities in converting, payments of interest, principal, any redemption price or any additional amount in sterling made with respect to such debt securities into U.S. dollars or any other currency.
Holders of the sterling-denominated debt securities may be subject to certain risks relating to sterling, including the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls.
The initial investors in the sterling-denominated debt securities will be required to pay for such debt securities in sterling. Neither the applicable issuer nor the underwriters for the applicable offering will be obligated to assist the initial investors in obtaining sterling or in converting other currencies into sterling to facilitate the payment of the purchase price for the sterling-denominated debt securities.
An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the investor’s home currency entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency.
In the case of the sterling-denominated debt securities that may be offered by the applicable issuer, these risks may include the possibility of:
•
significant changes in rates of exchange between sterling and the investor’s home currency; and

•
the imposition or modification of foreign exchange controls with respect to sterling or the investor’s home currency.

The applicable issuer has no control over a number of factors affecting the sterling-denominated debt securities and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance.
The exchange rates of an investor’s home currency for sterling and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of sterling against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a sterling-denominated debt security, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of sterling in relation to the investor’s home currency would have the opposite effects.
The United Kingdom may, in the future, impose exchange controls or modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of sterling at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the sterling-denominated debt securities.
Furthermore, the applicable indenture governing the sterling-denominated debt securities is, and the sterling-denominated debt securities will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the sterling-denominated debt securities would be required to render the judgment in sterling. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the sterling-denominated debt securities, investors would bear currency exchange risk between the time a New York state court judgment is entered and the time the judgment is paid, and we cannot predict how long this would take. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the sterling-denominated debt securities would apply the foregoing New York law. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the sterling-denominated debt securities in many other U.S. federal or state courts ordinarily would be rendered in the United States only in U.S. dollars. The date used to determine the rate of conversion of sterling into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.
This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the debt securities that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, legal and tax advisors as to the risks involved in an investment in the sterling-denominated debt securities.
The sterling-denominated debt securities will permit the applicable issuer to make payments in U.S. dollars if the issuer is unable to obtain sterling, and market perceptions concerning the instability of sterling could adversely affect the value of the debt securities.
If, as described under the caption “Description of Debt Securities — Additional Provisions Applicable to Debt Securities Issued in Currencies Other Than U.S. Dollar — Currency Conversion,” sterling is unavailable to the applicable issuer due to the imposition of exchange controls or other circumstances beyond such issuer’s control (including if sterling is no longer being used for the settlement of transactions by public institutions of or within the international banking community), then all payments in respect of the sterling-denominated debt securities will be made in U.S. dollars until sterling is again available to the applicable issuer and so used. In such circumstances, the amount payable on any date in sterling will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for sterling, as determined by the applicable issuer in its sole discretion. Any payment in respect of the debt securities so made in U.S. dollars will not constitute an event of default under the sterling-denominated debt securities or the applicable indenture governing such sterling-denominated debt securities. There can be no assurance that this exchange rate will be as favorable to holders of sterling-denominated debt securities as the exchange rate otherwise determined by applicable law.
These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the sterling-denominated debt securities.
The trading market for the sterling-denominated debt securities may be limited.
The sterling-denominated debt securities may be a new issue of securities for which no established trading market exists. If an active trading market does not develop for the sterling-denominated debt securities, investors may not be able to resell them. Although the applicable issuer may expect to list the sterling-denominated debt securities for trading on the Nasdaq Bond Exchange, Singapore Exchange or other exchange, no assurance can be given that the sterling-denominated debt securities will become or remain listed, that a trading market for the sterling-denominated debt securities will develop or of the price at which investors may be able to sell the sterling-denominated debt securities, if at all. In addition, the applicable issuer will have no obligations to maintain and may terminate any listing of the sterling-denominated debt securities on the Nasdaq Bond Exchange, Singapore Exchange or such other exchange without the consent of the holders of the sterling-denominated debt securities.
The underwriters for any offering may advise the applicable issuer that they intend to make a market in the sterling-denominated debt securities after completion of the offering. However, such underwriters would not be obligated to do so and may discontinue any market making at any time without notice, in their sole discretion. Therefore, no assurance can be given as to the liquidity of, or trading market for, the sterling-denominated debt securities. The lack of a trading market could adversely affect investors’ ability to sell the sterling-denominated debt securities and the price at which investors may be able to sell such sterling-denominated debt securities. The liquidity of the trading market, if any, and future trading prices of the sterling-denominated debt securities will depend on many factors, including, among other things, the number of holders of the sterling-denominated debt securities, our operating results, financial performance and prospects, prevailing interest rates, prevailing foreign exchange rates, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.
Trading in the clearing systems is subject to minimum denomination requirements.
The sterling-denominated debt securities will be issued only in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive debt securities are required to be issued in relation to such sterling-denominated debt securities in accordance with the provisions of the relevant global debt securities, a holder who does not have the minimum denomination or an integral multiple of £1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive debt securities unless and until such time as its holding satisfies the minimum denomination requirement.

USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for our general corporate purposes.

DESCRIPTION OF COMMON STOCK
The following description of PepsiCo’s common stock is based upon PepsiCo’s Amended and Restated Articles of Incorporation, effective as of May 1, 2019 (the “Articles of Incorporation”), PepsiCo’s By-Laws, as amended and restated, effective as of April 15, 2020 (the “By-Laws”), and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and the By-Laws below. The summary is not complete. The Articles of Incorporation and the By-Laws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the Articles of Incorporation and the By-Laws for the provisions that are important to you.
General
The Articles of Incorporation authorize PepsiCo to issue 3,600,000,000 shares of common stock, par value one and two-thirds cents (1-2/3 cents) per share. As of February 2, 2024, there were 1,374,429,271 shares of common stock outstanding which were held of record by 94,999 shareholders.
Voting Rights.   Each holder of a share of PepsiCo’s common stock is entitled to one vote for each share held of record on the applicable record date on each matter submitted to a vote of shareholders. Action on a matter generally requires that the votes cast in favor of the action exceed the votes cast in opposition. A plurality vote is required in an election of the Board of Directors of PepsiCo where the number of director nominees exceeds the number of directors to be elected.
Dividend Rights.   Holders of PepsiCo’s common stock are entitled to receive dividends as may be declared from time to time by the Board of Directors of PepsiCo out of funds legally available therefor.
Rights Upon Liquidation.   Holders of PepsiCo’s common stock are entitled to share pro rata, upon any liquidation, dissolution or winding up of PepsiCo, in all remaining assets available for distribution to shareholders after payment or providing for PepsiCo’s liabilities.
Preemptive Rights.   Holders of PepsiCo’s common stock do not have the right to subscribe for, purchase or receive new or additional common stock or other securities.
Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar for PepsiCo’s common stock.
Stock Exchange Listing
The Nasdaq Global Select Market is the principal market for PepsiCo’s common stock, which is also listed on the SIX Swiss Exchange.
Certain Provisions of PepsiCo’s Articles of Incorporation and By-Laws; Director Indemnification Agreements
Advance Notice of Proposals and Nominations.   The By-Laws provide that shareholders must provide timely written notice to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Notice for an annual meeting is generally timely if it is received at PepsiCo’s principal office not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed more than 60 days from this anniversary date, or if no annual meeting was held in the preceding year, such notice by the shareholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting was first made. Shareholders utilizing “proxy access” must meet separate deadlines. The By-Laws also specify the form and content of a shareholder’s notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from nominating candidates for election as directors at an annual meeting of shareholders.
Proxy Access.   The By-Laws contain “proxy access” provisions which give an eligible shareholder (or a group of up to 20 shareholders aggregating their shares) that has owned 3% or more of the outstanding common stock continuously for at least three years the right to nominate the greater of two nominees and 20% of the number of directors to be elected at the applicable annual general meeting, and to have those nominees included in PepsiCo’s proxy materials, subject to the other terms and conditions of the By-Laws.
Special Meetings.   A special meeting of the shareholders may be called by the Chairman of the Board of Directors of PepsiCo, by resolution of the Board of Directors of PepsiCo or by PepsiCo’s corporate secretary upon written request of one or more shareholders holding shares of record representing at least 20% in the aggregate of PepsiCo’s outstanding common stock entitled to vote at such meeting. Any such special meeting called at the request of PepsiCo’s shareholders will be held at such date, time and place as may be fixed by PepsiCo’s Board of Directors; provided that the date of such special meeting may not be more than 90 days from the receipt of such request by the corporate secretary. The By-Laws specify the form and content of a shareholder’s request for a special meeting.
Indemnification of Directors, Officers and Employees.   The By-Laws provide that unless the Board of Directors of PepsiCo determines otherwise, PepsiCo shall indemnify, to the full extent permitted by law, any person who was or is, or who is threatened to be made, a party to an action, suit or proceeding (including appeals), whether civil, criminal, administrative, investigative or arbitrative, by reason of the fact that such person, such person’s testator or intestate, is or was one of PepsiCo’s directors, officers or employees, or is or was serving at PepsiCo’s request as a director, officer or employee of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Pursuant to the By-Laws, this indemnification may, at the discretion of PepsiCo’s Board of Directors, also include advancement of expenses prior to the final disposition of such action, suit or proceeding.
In addition, PepsiCo has entered into indemnification agreements with each of PepsiCo’s independent directors, pursuant to which PepsiCo has agreed to indemnify and hold harmless, to the full extent permitted by law, each director against any and all liabilities and assessments (including attorneys’ fees and other costs, expenses and obligations) arising out of or related to any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative or other, including, but not limited to, judgments, fines, penalties and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing, incurred by the independent director and arising out of his status as a director or member of a committee of PepsiCo’s Board of Directors, or by reason of anything done or not done by the director in such capacities. After receipt of an appropriate request by an independent director, PepsiCo will also advance all expenses, costs and other obligations (including attorneys’ fees) arising out of or related to such matters. PepsiCo will not be liable for payment of any liability or expense incurred by an independent director on account of acts which, at the time taken, were known or believed by such director to be clearly in conflict with PepsiCo’s best interests.
Certain Anti-Takeover Effects of North Carolina Law
The North Carolina Shareholder Protection Act generally requires the affirmative vote of 95% of a public corporation’s voting shares to approve a “business combination” with any entity that a majority of continuing directors determines beneficially owns, directly or indirectly, more than 20% of the voting shares of the corporation (or ever owned, directly or indirectly, more than 20% and is still an “affiliate” of the corporation) unless the fair price provisions and the procedural provisions of the North Carolina Shareholder Protection Act are satisfied.
“Business combination” is defined by the North Carolina Shareholder Protection Act as (i) any merger, consolidation or conversion of a corporation with or into any other entity, (ii) any sale or lease of all or any substantial part of the corporation’s assets to any other entity, or (iii) any payment, sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets having an aggregate fair market value equal to or greater than $5,000,000 of any other entity.
The North Carolina Shareholder Protection Act contains provisions that allowed a corporation to “opt out” of the applicability of the North Carolina Shareholder Protection Act’s voting provisions within specified time periods that generally have expired. The Act applies to PepsiCo since PepsiCo did not opt out within these time periods.

This statute could discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in PepsiCo’s equity securities or seeking to obtain control of PepsiCo. It also might limit the price that certain investors might be willing to pay in the future for PepsiCo’s shares of common stock and may have the effect of delaying or preventing a change of control of PepsiCo.

DESCRIPTION OF DEBT SECURITIES
This prospectus describes certain general terms and provisions of the debt securities of PepsiCo and PepsiCo Singapore. The debt securities of PepsiCo will be issued under an indenture dated as of February 12, 2024 (the “PepsiCo indenture”), between PepsiCo and U.S. Bank Trust Company, National Association, as trustee (the “trustee”). The debt securities of PepsiCo Singapore will be issued under an indenture dated as of February 12, 2024 (the “PepsiCo Singapore indenture”), among PepsiCo Singapore Financing I Pte. Ltd., as issuer, PepsiCo, Inc., as guarantor, and the trustee. The PepsiCo indenture and the PepsiCo Singapore indenture are collectively referred to herein as the “indentures” and each as the “indenture.”
Any debt securities of PepsiCo Singapore that may be offered hereunder will be fully and unconditionally guaranteed by PepsiCo. See “— Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Guarantee by PepsiCo of Debt Securities of PepsiCo Singapore.”
When either issuer offers to sell a particular series of debt securities, such issuer will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.
We have summarized certain terms and provisions of the indentures and, where applicable, the global securities representing the debt securities of PepsiCo or PepsiCo Singapore, as the case may be. This summary is not complete. Each indenture has been incorporated by reference as an exhibit to the registration statement for these securities that the issuers have filed with the SEC. You should read the indentures for the provisions which may be important to you. Each indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The forms of any global securities issued under either indenture will be filed as exhibits to the current report on Form 8-K filed in connection with the consummation of the applicable offering of debt securities.
Neither indenture limits the amount of debt securities which either issuer may issue. Each issuer may issue debt securities up to an aggregate principal amount as such issuer may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:
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classification as senior or subordinated debt securities;

•
ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

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if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

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the designation, aggregate principal amount and authorized denominations;

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the maturity date;

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the interest rate, if any, and the method for calculating the interest rate;

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the interest payment dates and the record dates for the interest payments;

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any mandatory or optional redemption terms or prepayment, sinking fund, exchangeability or, in the case of debt securities issued by PepsiCo, conversion or convertibility provisions;

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the place where the applicable issuer will pay principal and interest;

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if other than denominations of $1,000 or integral multiples of $1,000, the denominations the debt securities will be issued in;

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whether the debt securities will be issued in the form of global securities or certificates;

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the inapplicability of and additional provisions, if any, relating to the defeasance of the debt securities;

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the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

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any material U.S. federal income tax consequences and, in the case of debt securities offered by PepsiCo Singapore, general Singapore tax consequences;

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the dates on which premium, if any, will be paid;

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the applicable issuer’s right, if any, to defer payment of interest and the maximum length of this deferral period;

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any listing on a securities exchange;

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the initial public offering price; and

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other specific terms, including any additional events of default or covenants.

A “business day” with respect to any debt securities is any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in New York City.
Senior Debt
Senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of the applicable issuer. PepsiCo’s guarantee of PepsiCo Singapore’s senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of PepsiCo.
Subordinated Debt
Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the applicable indenture, to all “senior indebtedness” of the applicable issuer. PepsiCo’s guarantee of PepsiCo Singapore’s subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the PepsiCo Singapore indenture, to all “senior indebtedness” of PepsiCo. The indentures define “senior indebtedness” as obligations or indebtedness of, or guaranteed or assumed by, the issuer for borrowed money whether or not represented by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. “Senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness.
In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:
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any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern the applicable issuer (and, in the case of the PepsiCo Singapore indenture, PepsiCo as the guarantor of PepsiCo Singapore’s debt securities) or a substantial part of its property;

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a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist; or

•
the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 5.02 of the applicable indenture. This declaration must not have been rescinded and annulled as provided in such indenture.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the applicable prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness of the applicable issuer outstanding as of the end of the most recent fiscal quarter.
Floating Rate Notes
When the debt securities of any U.S. dollar-denominated series bear interest at a variable or floating rate (referred to below as “floating rate notes”), unless the applicable prospectus supplement states otherwise, the following provisions will apply to the calculation of interest in respect of such floating rate notes.
Calculation Agent
U.S. Bank Trust Company, National Association, will act as calculation agent for the floating rate notes under a Calculation Agency Agreement among the issuers and U.S. Bank Trust Company, National Association, dated as of February 12, 2024. Each issuer may change the calculation agent with respect to the floating rate notes issued by such issuer at any time without notice, and U.S. Bank Trust Company, National Association, may resign as calculation agent at any time upon sixty (60) days’ written notice to the issuers.
Interest Payment Dates
Interest on the floating rate notes will be payable quarterly in arrears on the interest payment dates set forth in the applicable prospectus supplement, commencing on the date set forth in the applicable prospectus supplement, to the persons in whose names the floating rate notes are registered at the close of business on each record date set forth in the applicable prospectus supplement, as the case may be (whether or not a business day).
If any floating rate interest payment date falls on a day that is not a business day, the applicable issuer will make the interest payment on the next succeeding business day unless that business day is in the next succeeding calendar month, in which case (other than in the case of the maturity date) the applicable issuer will make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment. If the maturity date for the floating rate notes falls on a day that is not a business day, the payment due on such date will be postponed to the next succeeding business day, and no further interest will accrue in respect of such postponement.
Calculation of Interest
Interest on the floating rate notes will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below).
As further described herein, on each Interest Payment Determination Date relating to the applicable floating rate interest payment date, the calculation agent will calculate the amount of accrued interest payable on the floating rate notes for each interest period by multiplying (i) the outstanding principal amount of the floating rate notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest rate on the floating rate notes be less than zero.
The term “interest period,” with respect to the floating rate notes, means the period from and including any floating rate interest payment date (or, with respect to the initial interest period only, commencing on the date set forth in the applicable prospectus supplement) to, but excluding, the next succeeding floating rate interest payment date, and in the case of the last such period, from and including the floating rate interest payment date immediately preceding the maturity date to, but excluding, the maturity date.
Secured Overnight Financing Rate and the SOFR Index
SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.
The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on

April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.
The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.
Compounded SOFR
“Compounded SOFR” will be determined by the calculation agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):
where:
“SOFR IndexStart” = For periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value on the date set forth in the applicable prospectus supplement;
“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable floating rate interest payment date (or in the final interest period, relating to the maturity date); and
“dc” is the number of calendar days in the relevant Observation Period.
For purposes of determining Compounded SOFR:
“Interest Payment Determination Date” means the date two UST Business Days (as defined below) before each floating rate interest payment date (or in the final interest period, before the maturity date).
“Observation Period” means, in respect of each interest period, the period from, and including, the date two UST Business Days preceding the first date in such interest period to, but excluding, the date two UST Business Days preceding the floating rate interest payment date for such interest period (or in the final interest period, preceding the maturity date).
“SOFR Index” means, with respect to any UST Business Day, the SOFR Index value as published by the SOFR Administrator (as defined below) as such index appears on the SOFR Administrator’s Website (as defined below) at 3:00 p.m. (New York time) on such UST Business Day (the “SOFR Index Determination Time”); provided that if a SOFR Index value does not so appear at the SOFR Index Determination Time, then (i) if a Benchmark Transition Event (as defined below) and its related Benchmark Replacement Date (as defined below) have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “— Effect of a Benchmark Transition Event” provisions described below.
“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.
“UST Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Notwithstanding anything to the contrary in the documentation relating to the floating rate notes, if the applicable issuer or its designee determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “— Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the floating rate notes.
For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the floating rate notes will be an annual rate equal to the sum of the Benchmark Replacement and the applicable margin.
SOFR Index Unavailable Provisions
If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180-calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding UST Business Day for which SOFR was published on the SOFR Administrator’s Website.
Effect of Benchmark Transition Event
(1)   Benchmark Replacement.   If the applicable issuer or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the relevant Reference Time in respect of any determination of the Benchmark (as defined below) on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the floating rate notes in respect of such determination on such date and all determinations on all subsequent dates.
(2)   Benchmark Replacement Conforming Changes.   In connection with the implementation of a Benchmark Replacement, the applicable issuer or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.
(3)   Decisions and Determinations.   Any determination, decision or election that may be made by the applicable issuer or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
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will be conclusive and binding absent manifest error;

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if made by the applicable issuer, will be made in its sole discretion;

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if made by the applicable issuer’s designee, will be made after consultation with such issuer, and such designee will not make any such determination, decision or election to which such issuer objects; and

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notwithstanding anything to the contrary in this prospectus supplement and accompanying prospectus relating to the floating rate notes, shall become effective without consent from the holders of the floating rate notes or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by the applicable issuer or its designee (which may be such issuer’s affiliate) on the basis as described above. The calculation agent shall have no obligation to make, and shall have no liability with respect to, any such determination, decision or election.
Certain Defined Terms
“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the applicable issuer or its designee as of the Benchmark Replacement Date:
(a)   the sum of: (1) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (2) the Benchmark Replacement Adjustment;
(b)   the sum of: (1) the ISDA Fallback Rate (as defined below) and (2) the Benchmark Replacement Adjustment; or
(c)   the sum of: (1) the alternate rate of interest that has been selected by the applicable issuer or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (2) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the applicable issuer or its designee as of the Benchmark Replacement Date:
(a)   the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement (as defined below);
(b)   if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment (as defined below); or
(c)   the spread adjustment (which may be a positive or negative value or zero) that has been selected by the applicable issuer or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the applicable issuer or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the applicable issuer or its designee decides that adoption of any portion of such market practice is not administratively feasible or if such issuer or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as such issuer or its designee determines is reasonably practicable).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):
(a)   in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or
(b)   in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination. For the avoidance of doubt, for purposes of the definition of “Benchmark Replacement Date,” references to “Benchmark” also include any reference rates underlying such Benchmark.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(a)   a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);
(b)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(c)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
For the avoidance of doubt, for purposes of the definition of “Benchmark Transition Event,” references to “Benchmark” also include any reference rates underlying such Benchmark.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the applicable issuer or its designee in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
The interest rate and amount of interest to be paid on the floating rate notes for each interest period will be determined by the calculation agent. All determinations made by the calculation agent shall, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the floating rate notes. So long as Compounded SOFR is required to be determined with respect to the floating rate notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish Compounded SOFR for any interest period, or the applicable issuer proposes to remove such calculation agent, such issuer shall appoint another calculation agent.
Certain Other Considerations Relating to Floating Rate Notes
None of the trustee, the paying agent, the registrar or the calculation agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. In connection with the foregoing, each of the trustee, the paying agent, the registrar and the calculation agent shall be entitled to conclusively rely on any determinations made by the applicable issuer or its designee without independent investigation, and none will have any liability for actions taken at such issuer’s direction in connection therewith.
None of the trustee, the paying agent, the registrar or the calculation agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus or any prospectus supplement as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. In connection with any determinations made hereunder, none of the trustee, the paying agent, the registrar or the calculation agent shall be responsible or liable for the applicable issuer’s actions or omissions or those of its designee, or for any failure or delay in the performance by such issuer or its designee, nor shall any of the trustee, the paying agent, the registrar or the calculation agent be under any obligation to oversee or monitor such issuer’s performance or that of its designee.
Events of Default
When we use the term “Event of Default” in either indenture with respect to the debt securities of any series, here are some examples of what we mean:
(1)
default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2)
default in paying principal, or premium, if any, on the debt securities when due;

(3)
default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4)
(i) in the case of the PepsiCo indenture, default in the performance, or breach, of any covenant or warranty of PepsiCo set forth in such indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 90 days or more after PepsiCo receives written notice from the trustee or PepsiCo and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series (voting together as a single class); and (ii) in the case of the PepsiCo Singapore indenture, default in the performance, or breach, of any covenant or warranty of PepsiCo Singapore or of PepsiCo set forth in such indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 90 days or more after PepsiCo Singapore and PepsiCo receive written notice from the trustee or PepsiCo Singapore, PepsiCo and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series (voting together as a single class);
(5)
(i) in the case of the PepsiCo indenture, certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to PepsiCo have occurred; and (ii) in the case of the PepsiCo Singapore indenture, certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to PepsiCo or PepsiCo Singapore have occurred;

(6)
solely in the case of the PepsiCo Singapore indenture, the guarantee of PepsiCo set forth in the PepsiCo Singapore indenture ceases to be in full force and effect, other than in accordance with the terms of the PepsiCo Singapore indenture, or PepsiCo denies or disaffirms in writing its obligations under its guarantee, other than in accordance with the terms thereof or upon release of the guarantee in accordance with the PepsiCo Singapore indenture; or

(7)
any other Events of Default set forth in the prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (5) above) under the applicable indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series (voting together as a single class) may by written notice require the applicable issuer to repay immediately the entire principal amount of the outstanding debt securities of each affected series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.
If an Event of Default under the applicable indenture specified in clause (5) above occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.
After a declaration of acceleration, the holders of not less than 51% in aggregate principal amount of outstanding debt securities of any series (each such series voting as a separate class) may rescind this accelerated payment requirement with respect to the debt securities of such series if all existing Events of Default with respect to the debt securities of such series, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of all affected series under the applicable indenture (voting together as a single class) have the right to waive past defaults, except a default in paying principal, premium or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of each affected series.
Holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series under the applicable indenture (voting together as a single class) may seek to institute a proceeding only after they have notified the trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series under the applicable indenture (voting together as a single class). These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.
During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the applicable indenture and use the same degree of care and skill in its exercise as a prudent man would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series under the applicable indenture (voting together as a single class) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.
The trustee will, within 90 days after any default occurs with respect to the debt securities of any series, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.
Modification and Waiver
Each indenture may be amended or modified without the consent of any holder of debt securities in order to:
•
evidence a succession to the trustee;

•
cure ambiguities, defects or inconsistencies;

•
in the case of the PepsiCo indenture, provide for the assumption of PepsiCo’s obligations in the case of a merger or consolidation or transfer of all or substantially all of its assets;

•
in the case of the PepsiCo Singapore indenture, provide for the assumption of PepsiCo Singapore’s or PepsiCo’s obligations in the case of a merger or consolidation or transfer of all or substantially all of PepsiCo Singapore’s or PepsiCo’s assets, as applicable;

•
in the case of the PepsiCo Singapore indenture, provide for the assumption of PepsiCo Singapore’s obligations by PepsiCo, as set forth under “— Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Substitution of PepsiCo as the Issuer”;

•
make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•
add guarantors with respect to the debt securities of any series;

•
secure the debt securities of a series;

•
establish the form or forms of debt securities of any series;

•
maintain the qualification of such indenture under the Trust Indenture Act; or

•
make any change that does not adversely affect in any material respect the interests of any holder.

Other amendments and modifications of either indenture or the debt securities of any series issued may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification (voting together as a single class), and the compliance of PepsiCo (in the case of the PepsiCo indenture) and of PepsiCo Singapore or PepsiCo (in the case of the PepsiCo Singapore indenture) with any provision of the applicable indenture with respect to the debt securities of any series issued under such indenture may be waived by written notice to PepsiCo (in the case of the PepsiCo indenture) and to PepsiCo Singapore and PepsiCo (in the case of the PepsiCo Singapore indenture) and the trustee by the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the waiver (voting together as a single class). However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:
•
reduce the principal amount, interest or premium payable, or extend the fixed maturity, of the debt securities;

•
alter or waive the redemption provisions of the debt securities;

•
change the currency in which principal, any premium or interest is paid;

•
reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•
impair the right to institute suit for the enforcement of any payment on the debt securities;

•
waive a payment default with respect to the debt securities or any guarantor;

•
reduce the interest rate or extend the time for payment of interest on the debt securities;

•
adversely affect the ranking of the debt securities of any series; or

•
release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in compliance with the terms of such indenture.

An amendment, supplemental indenture or waiver which changes, eliminates or waives any covenant or other provision of the applicable indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of debt securities of any other series.
Covenants
Limitation of Liens Applicable to Senior Debt Securities
Each indenture provides that with respect to senior debt securities, unless otherwise provided in a particular series of senior debt securities, PepsiCo will not, and will not permit any of its restricted subsidiaries to, incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of its restricted subsidiaries unless PepsiCo or that first-mentioned restricted subsidiary secures or causes such restricted subsidiary to secure the senior debt securities (and any of its or such restricted subsidiary’s other debt, at its option or such restricted subsidiary’s option, as the case may be, not subordinate to the senior debt securities), equally and ratably with (or prior to) such secured debt, for as long as such secured debt will be so secured.
These restrictions will not, however, apply to debt secured by:
(1)
any liens existing prior to the issuance of such senior debt securities;

(2)
any lien on property of or shares of stock of (or other interests in) or debt of any entity existing at the time such entity becomes a restricted subsidiary;

(3)
any liens on property, shares of stock of (or other interests in) or debt of any entity (a) existing at the time of acquisition of such property or shares (or other interests) (including acquisition through merger or consolidation), (b) to secure the payment of all or any part of the purchase price of such property or shares (or other interests) or construction or improvement of such property or (c) to secure any debt incurred prior to, at the time of, or within 365 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 365 days after the acquisition of such shares (or other interests) for the purpose of financing all or any part of the purchase price of such shares (or other interests) or construction thereon;

(4)
any liens in favor of PepsiCo or any of its restricted subsidiaries (in the case of the PepsiCo indenture) or PepsiCo Singapore, PepsiCo or any of its restricted subsidiaries (in the case of the PepsiCo Singapore indenture);

(5)
any liens in favor of, or required by contracts with, governmental entities; or

(6)
any extension, renewal or refunding of liens referred to in any of the preceding clauses (1) through (5).

Notwithstanding the foregoing, PepsiCo or any of its restricted subsidiaries may incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of its restricted subsidiaries if, after giving effect thereto, the aggregate amount of such debt does not exceed 15% of the consolidated net tangible assets of PepsiCo and its restricted subsidiaries.
Neither indenture restricts the transfer by PepsiCo of a principal property to any of its unrestricted subsidiaries or its ability to change the designation of a subsidiary owning principal property from a restricted subsidiary to an unrestricted subsidiary and, if PepsiCo were to do so, any such unrestricted subsidiary would not be restricted from incurring secured debt nor would PepsiCo be required, upon such incurrence, to secure the debt securities equally and ratably with such secured debt.
Definitions.   The following are definitions of some terms used in the above description. We refer you to the applicable indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.
“Consolidated net tangible assets” means the total amount of PepsiCo’s assets and its restricted subsidiaries’ assets minus:
•
all applicable depreciation, amortization and other valuation reserves;

•
all current liabilities of PepsiCo and its restricted subsidiaries (excluding any intercompany liabilities); and

•
all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on PepsiCo’s and its restricted subsidiaries’ latest consolidated balance sheets prepared in accordance with U.S. generally accepted accounting principles.

“Debt” means any indebtedness for borrowed money.
“Principal property” means any single manufacturing or processing plant, office building or warehouse owned or leased by PepsiCo or any of its restricted subsidiaries other than a plant, warehouse, office building or portion thereof which, in the opinion of PepsiCo’s Board of Directors, is not of material importance to the business conducted by PepsiCo and its restricted subsidiaries taken as an entirety.
“Restricted subsidiary” means, at any time, any subsidiary which at the time is not an unrestricted subsidiary of PepsiCo.
“Subsidiary” means any entity, at least a majority of the outstanding voting stock of which shall at the time be owned, directly or indirectly, by PepsiCo or by one or more of its subsidiaries, or both.
“Unrestricted subsidiary” means any subsidiary of PepsiCo (not at the time designated as its restricted subsidiary) (1) the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, (2) substantially all the assets of which consist of the capital stock of one or more subsidiaries engaged in the operations referred to in the preceding clause (1), or (3) designated as an unrestricted subsidiary by PepsiCo’s Board of Directors.
Consolidation, Merger or Sale of Assets
Each indenture provides that PepsiCo (in the case of the PepsiCo indenture) or PepsiCo Singapore and PepsiCo (in the case of the PepsiCo Singapore indenture) may consolidate or merge with or into, or convey or transfer all or substantially all of its assets to, any entity (including, without limitation, a limited partnership or a limited liability company); provided that:
•
in the case of PepsiCo, PepsiCo will be the surviving entity or, if not, that the successor will be an entity that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia and will expressly assume by a supplemental indenture PepsiCo’s obligations under the applicable indenture and the debt securities;

•
in the case of PepsiCo Singapore, PepsiCo Singapore will be the surviving entity or, if not, that the successor will expressly assume by a supplemental indenture PepsiCo Singapore’s obligations under the PepsiCo Singapore indenture and the debt securities;

•
immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

•
the applicable issuer will have delivered to the trustee an opinion of counsel, stating that such consolidation, merger, conveyance or transfer complies with the applicable indenture.

In the event of any such consolidation, merger, conveyance, transfer or lease, any such successor will succeed to and be substituted for PepsiCo or PepsiCo Singapore, as applicable, as obligor on the debt securities with the same effect as if it had been named in the applicable indenture as obligor, and PepsiCo or PepsiCo Singapore, as applicable, will be released from all obligations under the applicable indenture and under the debt securities.
Following any such consolidation, merger, conveyance, transfer or lease with respect to PepsiCo Singapore, if any successor of PepsiCo Singapore (the “Singapore Successor”) is organized and existing under the laws of any state or territory of the United States or in the District of Columbia (collectively, a “U.S. jurisdiction”), then the provisions set forth under “— Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Payment of Additional Amounts” and “— Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Redemption for Tax Reasons” shall cease to apply with respect to any outstanding debt securities of the Singapore Successor issued under the PepsiCo Singapore indenture; provided that any payments to be made by such Singapore Successor in respect of such outstanding debt securities are not deemed to be derived from Singapore pursuant to Section 12(6) of the Income Tax Act 1947 of Singapore. If the Singapore Successor is not organized and existing under the laws of a U.S. jurisdiction, then the provisions set forth under “— Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Payment of Additional Amounts” and “— Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Redemption for Tax Reasons” shall continue to apply with respect to any outstanding debt securities of the Singapore Successor issued under the PepsiCo Singapore indenture, but references to the Republic of Singapore shall instead be changed to the jurisdiction of incorporation or organization of the Singapore Successor (if different than the Republic of Singapore); provided that any payments to be made by such Singapore Successor in respect of such outstanding debt securities are not deemed to be derived from Singapore pursuant to Section 12(6) of the Income Tax Act 1947 of Singapore. For the avoidance of doubt, the provisions set forth under “— Additional Provisions Applicable to Debt Securities Issued in Currencies Other Than U.S. Dollar — Payment of Additional Amounts” and “— Additional Provisions Applicable to Debt Securities Issued in Currencies Other Than U.S. Dollar — Redemption for Tax Reasons” shall continue to apply with respect to any outstanding debt securities of the Singapore Successor issued under the PepsiCo Singapore indenture that are denominated in currencies other than U.S. dollars, regardless of whether the Singapore Successor is organized and existing under the laws of a U.S. jurisdiction.
There are no other restrictive covenants contained in the indentures. The indentures do not contain any provision that will restrict PepsiCo or PepsiCo Singapore, as applicable, from entering into one or more additional indentures providing for the issuance of debt securities or warrants, or from incurring, assuming, or becoming liable with respect to any indebtedness or other obligation, whether secured or unsecured, or from paying dividends or making other distributions on PepsiCo’s capital stock, or from purchasing or redeeming its capital stock. The indentures do not contain any financial ratios or specified levels of net worth or liquidity to which either issuer must adhere. In addition, the indentures do not contain any provision that would require either issuer to repurchase, redeem or otherwise modify the terms of any of the debt securities upon a change in control or other event involving either issuer that may adversely affect its creditworthiness or the value of its debt securities.
Satisfaction, Discharge and Covenant Defeasance
Each issuer may terminate its obligations under the applicable indenture, when:
•
either:

•
all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•
all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and such issuer has made arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in such issuer’s name and at its expense, and in each case, such issuer has irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium;
•
the issuer has paid or caused to be paid all other sums then due and payable under the applicable indenture; and

•
the issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the applicable indenture relating to the satisfaction and discharge of such indenture have been complied with.

Each issuer may elect to have its obligations under the applicable indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that such issuer will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:
•
the rights of holders of the debt securities to receive principal, interest and any premium when due;

•
the issuer’s obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•
the rights, powers, trusts, duties and immunities of the trustee; and

•
the defeasance provisions of the applicable indenture.

In addition, each issuer may elect to have its obligations released with respect to certain covenants in the applicable indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “— Events of Default” above, will no longer constitute an event of default for that series.
In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:
•
the applicable issuer must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of the holders of the debt securities of a series:

•
money in an amount;

•
U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•
a combination of money and U.S. government obligations (or equivalent government obligations, as applicable), in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent registered public accountants, to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at the due date or maturity;

•
in the case of legal defeasance, such issuer must have delivered to the trustee an opinion of counsel stating that, under then applicable U.S. federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•
in the case of covenant defeasance, such issuer must have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income,

gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit and covenant defeasance did not occur;
•
no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•
the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•
the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which such issuer is a party; and

•
the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration.

The applicable issuer must have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance or covenant defeasance have been complied with.
Governing Law
Each indenture and any debt securities issued thereunder, including any claims or controversies arising out of or relating to such indenture or debt securities, shall be governed by and construed in accordance with the laws of the State of New York.
Waiver of Trial by Jury
Each indenture provides that the parties thereto as well as the holders of any debt securities issued thereunder (by their acceptance of such debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any right they may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with the applicable indenture or debt securities.
Concerning PepsiCo’s and Its Subsidiaries’ Relationship with the Trustee
PepsiCo and its subsidiaries maintain banking relationships with U.S. Bank Trust Company, National Association.
Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture
Unless the applicable prospectus supplement states otherwise, the following provisions will apply to any debt securities of PepsiCo Singapore.
Guarantee by PepsiCo of Debt Securities of PepsiCo Singapore
PepsiCo will unconditionally and irrevocably guarantee the payment of all of PepsiCo Singapore’s obligations under each series of debt securities offered under this prospectus and any prospectus supplement and all other amounts owed under the PepsiCo Singapore indenture pursuant to a guarantee (the “guarantee”) included in the PepsiCo Singapore indenture. If PepsiCo Singapore defaults in the payment of the principal of, or premium, if any, or interest on, such debt securities when and as the same shall become due, whether upon maturity, acceleration, or otherwise, or any other amounts owed under the PepsiCo Singapore indenture, without the necessity of action by the trustee or any holder of such debt securities, PepsiCo shall be required promptly and fully to make such payment. Upon a PepsiCo Substitution (as defined under “— Substitution of PepsiCo as the Issuer”) with respect to any series of debt securities of PepsiCo Singapore, PepsiCo shall cease to guarantee such series of debt securities.

Payment of Additional Amounts
PepsiCo Singapore will, subject to the exceptions and limitations set forth below, pay as additional interest on debt securities of any series such additional amounts as are necessary in order that the net payment by PepsiCo Singapore of the principal of and interest on such securities to a holder, after withholding or deduction for or on account of any present or future tax, duty, assessment or governmental charge of whatever nature imposed, levied, collected, withheld or assessed by the Republic of Singapore or any authority thereof or therein having power to tax, will not be less than the amount provided in such debt securities to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1)
to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such security), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)
being or having been engaged in a trade or business in the Republic of Singapore or having or having had a permanent establishment in the Republic of Singapore;

(b)
having a current or former connection with the Republic of Singapore (other than a connection arising solely as a result of the ownership of the securities, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the Republic of Singapore; or

(c)
being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)
to any holder that is not the sole beneficial owner of the securities, or a portion of the securities, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)
to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Republic of Singapore of the holder or beneficial owner of the securities, if compliance is required by statute or regulation of the Republic of Singapore or any taxing authority therein or by an applicable income tax treaty to which the Republic of Singapore is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)
to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by PepsiCo Singapore or a paying agent from the payment;

(5)
to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)
to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)
to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any security, if such payment can be made without such withholding by at least one other paying agent;

(8)
to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any security, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(9)
to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the securities in the ordinary course of its lending business or (ii) that is neither (A) buying the securities for investment purposes only nor (B) buying the securities for resale to a third party that either is not a bank or holding the securities for investment purposes only;

(10)
to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(11)
in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

Following a PepsiCo Substitution as set forth under “— Substitution of PepsiCo as the Issuer” with respect to a series of debt securities then outstanding under the PepsiCo Singapore indenture, the preceding paragraph will cease to apply with respect to such series of debt securities. For the avoidance of doubt, the provisions set forth under “— Additional Provisions Applicable to Debt Securities Issued in Currencies Other Than U.S. Dollar — Payment of Additional Amounts” shall continue to apply with respect to debt securities of a series issued under the PepsiCo Singapore indenture that are denominated in a currency other than U.S. dollars following a PepsiCo Substitution with respect to such series of securities.
The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to such securities. Except as specifically provided under this heading “— Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Payment of Additional Amounts” and under “— Additional Provisions Applicable to Debt Securities Issued in Currencies Other Than U.S. Dollar — Payment of Additional Amounts” below or as otherwise stated in the prospectus supplement relating to the offering of the debt securities of the applicable series, PepsiCo Singapore will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision with respect to such series of debt securities.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the Republic of Singapore, or any taxing authority therein, or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the prospectus supplement relating to debt securities of any series issued by PepsiCo Singapore, PepsiCo Singapore becomes or, based upon a written opinion of independent counsel selected by PepsiCo Singapore, will become obligated to pay additional amounts as described under “— Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Payment of Additional Amounts” with respect to securities of such series, then PepsiCo Singapore may at any time at its option redeem, in whole, but not in part, the outstanding securities of such series on not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those securities to, but not including, the date fixed for redemption.
Following a PepsiCo Substitution as set forth under “— Substitution of PepsiCo as the Issuer” with respect to a series of debt securities then outstanding under the PepsiCo Singapore indenture, the preceding paragraph will cease to apply with respect to such series of debt securities. For the avoidance of doubt, the provisions set forth under “— Additional Provisions Applicable to Debt Securities Issued in Currencies Other Than U.S. Dollar — Redemption for Tax Reasons” shall continue to apply with respect to debt securities of a series issued under the PepsiCo Singapore indenture that are denominated in a currency other than U.S. dollars following a PepsiCo Substitution with respect to such series of securities.

Substitution of PepsiCo as the Issuer
Under the PepsiCo Singapore indenture, PepsiCo has the right, at its option at any time, without the consent of any holders of any series of debt securities, to be substituted for, and assume the obligations of, PepsiCo Singapore under any series of debt securities that is then outstanding under the PepsiCo Singapore indenture if, immediately after giving effect to such substitution, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing (other than a default or event of default that would be cured by such substitution); provided that PepsiCo executes a supplemental indenture in which it agrees to be bound by the terms of each such series of debt securities and the PepsiCo Singapore indenture. In the case of such a substitution and assumption by PepsiCo (a “PepsiCo Substitution”), (i) PepsiCo Singapore will be relieved of any further obligations under the assumed series of debt securities and the PepsiCo Singapore indenture, (ii) PepsiCo will be released from all obligations under the guarantee and will instead become the primary (and sole) obligor under such debt securities and the related PepsiCo Singapore indenture provisions and (iii) bankruptcy events affecting PepsiCo Singapore but not PepsiCo will no longer be events of default. Following such PepsiCo Substitution, references in this prospectus, in any prospectus supplement and in the PepsiCo Singapore indenture to PepsiCo Singapore, as issuer under the PepsiCo Singapore indenture, shall be deemed to instead refer to PepsiCo with respect to each series of debt securities to which such PepsiCo Substitution applied.
Submission to Jurisdiction; Agent for Service of Process
Each party to the PepsiCo Singapore indenture submitted to the nonexclusive jurisdiction of any New York state or United States federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to the PepsiCo Singapore indenture or securities of any series issued thereunder. In the PepsiCo Singapore indenture, PepsiCo Singapore appointed PepsiCo as its agent for service for any such suit, action or proceeding.
Additional Provisions Applicable to Debt Securities Issued in Currencies Other Than U.S. Dollar
Unless the applicable prospectus supplement states otherwise, the following provisions will apply to any debt securities of PepsiCo or PepsiCo Singapore that are denominated in a currency other than the U.S. dollar.
Payment of Additional Amounts
The applicable issuer will, subject to the exceptions and limitations set forth below, pay as additional interest on debt securities of any series such additional amounts as are necessary in order that the net payment by such issuer of the principal of and interest on such securities to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States will not be less than the amount provided in such securities to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1)
to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such security), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)   being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b)   having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the securities, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;
(c)   being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(d)   being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the Code, or any successor provision; or
(e)   being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(2)
to any holder that is not the sole beneficial owner of the securities, or a portion of the securities, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)
to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the securities, if compliance is required by statute or regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)
to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the applicable issuer or a paying agent from the payment;

(5)
to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)
to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)
to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any security, if such payment can be made without such withholding by at least one other paying agent;

(8)
to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any security, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)
to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the securities in the ordinary course of its lending business or (ii) that is neither (A) buying the securities for investment purposes only nor (B) buying the securities for resale to a third party that either is not a bank or holding the securities for investment purposes only;

(10)
to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(11)
in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

For the avoidance of doubt, the preceding paragraph will apply in addition to the provisions set forth under “— Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Payment of Additional Amounts” with respect to debt securities of a series issued under the PepsiCo Singapore indenture that are denominated in a currency other than U.S. dollars, and the preceding paragraph will continue to apply with respect to such series following a PepsiCo Substitution as set forth under “— Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Substitution of PepsiCo as the Issuer” with respect to such series of securities.
The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to such securities. Except as specifically provided under this heading “— Additional Provisions Applicable to Debt Securities Issued in Currencies Other Than U.S. Dollar — Payment of Additional Amounts” or as otherwise stated in the prospectus supplement relating to the offering of the debt securities of the applicable series, or as specifically provided under “— Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Payment of Additional Amounts” above with respect to PepsiCo Singapore, neither issuer will be required to make any payment of additional amounts in respect of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision with respect to such series of debt securities.
As used under this heading “— Additional Provisions Applicable to Debt Securities Issued in Currencies Other Than U.S. Dollar — Payment of Additional Amounts” and under “— Redemption for Tax Reasons” below, the term “United States” or “U.S.” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States or any taxing authority therein, or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the prospectus supplement relating to debt securities of any series of either issuer, the applicable issuer becomes or, based upon a written opinion of independent counsel selected by either issuer, will become obligated to pay additional amounts as described under “— Additional Provisions Applicable to Debt Securities Issued in Currencies Other Than U.S. Dollar — Payment of Additional Amounts” with respect to securities of such series, then such issuer may at any time at its option redeem, in whole, but not in part, the outstanding securities of such series on not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those securities to, but not including, the date fixed for redemption.
For the avoidance of doubt, the preceding paragraph will apply in addition to the provisions set forth under “— Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Redemption for Tax Reasons” with respect to debt securities of a series issued by PepsiCo Singapore under the PepsiCo Singapore indenture that are denominated in a currency other than U.S. dollars, and the preceding paragraph will continue to apply with respect to such series following a PepsiCo Substitution as set forth under “— Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Substitution of PepsiCo as the Issuer” with respect to such series of securities.
Currency Conversion
All payments of interest and principal, including payments made upon any redemption of securities of any series, will be payable in the currency in which such securities are denominated (the “original currency”), which may be U.S. dollar, euro, sterling or another currency. If such original currency is unavailable to the applicable issuer due to the imposition of exchange controls or other circumstances beyond its control (or if such original currency is no longer being used for the settlement of transactions by public institutions of or within the international banking community or, in the case of the euro, by the then member states of the European Monetary Union that have adopted the euro as their currency), then all payments in respect of such securities will be made in U.S. dollars until such original currency is again available to such issuer and so used. In such circumstances, the amount payable on any date in the original currency will be converted into

U.S. dollars on the basis of the then most recently available market exchange rate for the original currency, as determined by the applicable issuer in its sole discretion. Any payment in respect of the securities of any series so made in U.S. dollars will not constitute an event of default under such securities or the applicable indenture. The trustee (in any capacity) shall not have any liability or responsibility to convert any currency, nor should it be liable or responsible for any conversion rate or exchange risk, and the trustee (in any capacity) shall only accept or disburse any funds in U.S. dollars.

DESCRIPTION OF WARRANTS
PepsiCo may issue warrants to purchase its debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between PepsiCo and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
•
the title of such warrants;

•
the aggregate number of such warrants;

•
the price or prices at which such warrants will be issued;

•
the currency or currencies in which the price of such warrants will be payable;

•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•
the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•
the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•
if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•
if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•
if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•
information with respect to book-entry procedures, if any;

•
if applicable, a discussion of any material U.S. federal income tax considerations; and

•
any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, PepsiCo may issue units consisting of one or more warrants, debt securities, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:
•
the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•
a description of the terms of any unit agreement governing the units; and

•
a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES
Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Global Securities
Registered Global Securities.   The applicable issuer may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. The issuers anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if the applicable issuer requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the issuers, the trustee, the warrant agents, the unit agents or any other agent of the issuers, agent of the trustee or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
The issuers expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. The issuers also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the applicable issuer within 90 days, such issuer will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.
ENFORCEMENT OF CIVIL LIABILITIES AND SERVICE OF PROCESS
The PepsiCo Singapore indenture is, and any debt securities to be issued thereunder will be, governed by New York law. PepsiCo Singapore is a private company limited by shares incorporated under the laws of the Republic of Singapore and has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of any debt securities it may issue in the future that are fully and unconditionally guaranteed by PepsiCo. In addition, some of PepsiCo Singapore’s directors and officers, and all or a substantial portion of the assets of PepsiCo Singapore, are, or may be, located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon PepsiCo Singapore or its directors and officers, or to enforce against PepsiCo Singapore or its directors and officers in U.S. courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Pursuant to the PepsiCo Singapore indenture, PepsiCo Singapore has appointed PepsiCo to be its agent for service of process with respect to any suit, action or proceeding arising out of or relating to the PepsiCo Singapore indenture or securities of any series issued thereunder.
A final and conclusive judgment in the federal or state courts of the United States under which a fixed sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to a common law action for enforcement of the foreign judgment as a debt in the courts of Singapore. The Singapore courts also may not recognize or enforce a foreign judgment if the foreign judgment is inconsistent with a prior local judgment, contravenes public policy, or amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law.
There is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the federal securities laws of the United States would be recognized or enforceable in Singapore courts, and there is doubt as to whether Singapore courts would enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States.

Civil liability provisions of the federal and state securities laws of the United States permit the award of punitive damages against PepsiCo Singapore and its directors and officers. Singapore courts may not recognize or enforce judgments against PepsiCo Singapore and its directors and officers to the extent that the judgment is punitive or penal. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities laws of the United States would be determined by the Singapore courts to be punitive or penal in nature.

VALIDITY OF SECURITIES
The validity of the securities of PepsiCo, Inc. in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York, as to New York law, and by Womble Bond Dickinson (US) LLP, Research Triangle Park, North Carolina, as to North Carolina law.
The validity of the securities of PepsiCo Singapore Financing I Pte. Ltd. in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York, as to New York law, and by WongPartnership LLP, Singapore, as to Singapore law.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The consolidated financial statements of PepsiCo, Inc. and subsidiaries as of December 30, 2023 and December 31, 2022 and for each of the fiscal years in the three-year period ended December 30, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2023, are incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$2,250,000,000
PepsiCo, Inc.
$850,000,000 4.500% Senior Notes due 2029
$650,000,000 4.800% Senior Notes due 2034
$750,000,000 5.250% Senior Notes due 2054

PROSPECTUS SUPPLEMENT

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Siebert Williams Shank
July 15, 2024